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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASEY'S GENERAL STORES, INC. (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 22, 2020

Dear Shareholders:

          I am pleased to invite you to attend the annual meeting of shareholders of Casey's General Stores, Inc., to be held at 9:00 a.m. Central Time on September 2, 2020. Due to the ongoing developments, concerns and uncertainty surrounding the COVID-19 pandemic, and in the interest of providing the safest environment possible, we will be holding this year's annual meeting in virtual format only, via live webcast at www.virtualshareholdermeeting.com/CASY2020.

          The Notice of Annual Meeting and Proxy Statement describe the matters to be considered and voted upon at the annual meeting. At the virtual annual meeting, you will have an opportunity to submit your questions through the webcast site.

          Whether or not you attend the virtual annual meeting, it is important that your shares are represented. If you request a paper copy of the proxy materials, please promptly complete and return the proxy card to ensure that your vote will be received and counted. Alternatively, you may vote by telephone or through the Internet (both before and during the virtual annual meeting) as described further below in the Proxy Statement.

          On behalf of the Board of Directors and Casey's leadership, thank you for your support.

Sincerely,

Darren M. Rebelez
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 2, 2020
9:00 a.m. CT
www.virtualshareholdermeeting.com/CASY2020

To the Shareholders of Casey's General Stores, Inc.:

          Due to the ongoing developments, concerns and uncertainty surrounding the COVID-19 pandemic, the annual meeting of shareholders of Casey's General Stores, Inc. (the "Annual Meeting") will be virtual only, conducted via live webcast at www.virtualshareholdermeeting.com/CASY2020 on September 2, 2020, at 9:00 a.m. Central Time, for the following purposes:

  1.
  To elect seven directors to serve until the next annual shareholders' meeting and until their successors are elected and qualified;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2021;

  3.
  To hold an advisory vote on our named executive officer compensation; and

  4.
  To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

          The above matters are described in the Proxy Statement. Please vote by using one of the following methods, whether or not you attend the virtual Annual Meeting: (i) vote by telephone, (ii) vote on the Internet, or (iii) request a paper copy of the proxy materials by following the instructions on the notice provided to you on or about July 22, 2020 entitled "Important Notice Regarding the Availability of Proxy Materials" ("Notice") and promptly return your completed proxy card in the envelope provided.

          To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 9:00 a.m., Central Time, and we encourage you to access the meeting prior to the start time. You will be able to vote your shares electronically during the Annual Meeting and submit questions.

          Only shareholders of record at the close of business on July 6, 2020 are entitled to notice of, and to vote at, the Annual Meeting. A list of registered shareholders is on file at the Company's office located at One SE Convenience Blvd., Ankeny, Iowa 50021, and will be made available electronically to shareholders on the virtual meeting website during the Annual Meeting.

By Order of the Board of Directors,
Julia L. Jackowski Chief Legal Officer and Secretary

July 22, 2020

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on September 2, 2020

The Notice of Annual Meeting of Shareholders, the Proxy Statement and Annual Report to Shareholders
are available at http://materials.proxyvote.com/147528

ABOUT THE ANNUAL MEETING

Virtual Annual Meeting

          The 2020 Casey's General Stores, Inc. annual shareholders' meeting will be held at 9:00 a.m. Central Time on September 2, 2020 (the "Annual Meeting"). Due to the ongoing developments, concerns and uncertainty surrounding the COVID-19 pandemic, the Annual Meeting will be a virtual meeting only, conducted via live webcast at www.virtualshareholdermeeting.com/CASY2020.

          To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 9:00 a.m., Central Time, and we encourage you to access the meeting prior to the start time. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, and as such, you will be able to vote your shares electronically during the virtual annual meeting and submit questions on the virtual meeting website.

          We will also make the Annual Meeting accessible to anyone else who is interested, including team members and other constituents, by visiting www.virtualshareholdermeeting.com/CASY2020; however, non-shareholders guests will not be permitted to vote or submit questions at the Annual Meeting.

          The Company's principal executive office mailing address is P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

          This Proxy Statement and the proxy card are first being provided and/or made available on or about July 22, 2020 to each holder of record of common stock, no par value per share ("Common Stock"), of the Company at the close of business on July 6, 2020—the "Record Date". On the Record Date, there were 36,906,773 shares of Common Stock outstanding. Each share of Common Stock will be entitled to one vote on all matters.

          Casey's Board of Directors (the "Board"), through the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Shareholders, this Proxy Statement and the proxy card, is soliciting your vote on matters being submitted for shareholder approval at the Annual Meeting and any adjournments or postponements thereof.

          At the Annual Meeting, shareholders will vote on the following matters:

  •
  To elect seven directors to serve until the next annual shareholders' meeting and until their successors are elected and qualified;

  •
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2021;

  •
  To hold an advisory vote on our named executive officer compensation; and

  •
  To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

          The Board is not aware at this date of any other matters proposed to be presented at the Annual Meeting. The persons named on the proxy card will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment.

Securities Entitled to Vote

          The only securities eligible to be voted at the Annual Meeting are shares of Common Stock. Only holders of Common Stock at the close of business on the Record Date—July 6, 2020—are entitled to vote. Each share of Common Stock represents one vote, and all shares vote together as a single class. There were 36,906,773 shares of Common Stock issued and outstanding on the Record Date.

Quorum; Vote Required

          The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. Shareholders are entitled to one vote per share. Shares of Common Stock held by shareholders abstaining from voting but otherwise present at the meeting in person or by proxy ("abstentions") are included in determining whether a quorum is present. Broker shares that are not voted on a particular proposal because the broker does not have discretionary voting power for that proposal and have not received voting instructions from the beneficial owner ("broker non-votes") are also included in determining whether a quorum is present.

  •
  For Proposal 1, the election of directors, every shareholder has the right to vote each share of Common Stock owned by such shareholder on the Record Date for as many persons as there are directors to be elected. Cumulative voting is not permitted. The Company's Articles provide for a majority voting standard in uncontested elections, meaning that the number of votes cast "FOR" a director nominee must exceed the number of votes cast "AGAINST" that director nominee (a "Majority Vote"). Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote for Proposal 1.

  The Company's Corporate Governance Guidelines, described further on page 15, provide that any director in an uncontested election who does not receive a Majority Vote is expected to tender his or her resignation as a director. All of the current directors have tendered irrevocable resignations to the Company that will be effective if that director does not receive a Majority Vote and the Board accepts such resignation. Further information on the resignation policy is on page 16 under the heading "Governance of the Company".

  •
  Proposal 2, to ratify the selection of the independent registered public accounting firm, requires the affirmative vote of the majority of the votes cast on the proposal, meaning that the number of shares voted "FOR" the proposal must exceed the number of shares voted "AGAINST" the proposal. Abstentions will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote for Proposal 2. Broker non-votes are not expected for Proposal 2.

  •
  Proposal 3, the advisory non-binding resolution on our named executive officer compensation, requires the affirmative vote of the majority of the votes cast on the proposal, meaning that the number of shares voted "FOR" the proposal must exceed the number of shares voted "AGAINST" the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote for Proposal 3.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

          Your vote is very important to the Company. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote your shares today. You may vote your shares by either:

  •
  Voting at the Annual Meeting (through the meeting website at www.virtualshareholdermeeting.com/CASY2020); or

  •
  Submitting a completed proxy.

  By submitting a proxy, you are legally authorizing another person to vote your shares. The proxy card designates H. Lynn Horak and Darren M. Rebelez to vote your shares in accordance with the voting instructions you indicate on your proxy card. If you submit your proxy card designating Mr. Horak and Mr. Rebelez as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, your shares will be voted by these individuals in accordance with the Board's recommendations, which are described in this Proxy Statement. If any other matters are properly raised at the Annual Meeting—other than the proposals in this Proxy Statement—these individuals will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than those in this Proxy Statement.

  We urge you to vote by doing one of the following:

  •
  Vote by Mail: You can vote your shares by mail by requesting a paper copy of the 2020 proxy materials by following the instructions on the Notice of Internet Availability of Proxy Materials and promptly returning your completed proxy card in the envelope provided. In order for your proxy to be validly submitted and your shares to be voted in accordance with your instructions, please mail your proxy card in time for it to be received by the morning of September 2, 2020.

  •
  Vote by Telephone: You can vote your shares by calling the toll-free number indicated on your proxy card at any time on a touch-tone telephone and following the recorded instructions. If you vote by telephone, you may submit your voting instructions until 11:59 p.m. Eastern Time on September 1, 2020. If you are a beneficial owner, or you hold your shares in "street name" as described below, contact your bank, broker or other holder of record to determine whether you will be able to vote by telephone.

  •
  Vote by Internet (prior to the Annual Meeting): You can vote your shares on the Internet by going to the website indicated on your proxy card and following the steps outlined. If you vote on the Internet, you may submit your voting instructions until 11:59 p.m. Eastern Time on September 1, 2020. If you are a beneficial owner, or you hold your shares in "street name" as described below, contact your bank, broker or other holder of record to determine whether you will be able to vote on the Internet.

          If you hold shares through the Company's 401(k) Plan (the "401K Plan"), such shares are not registered in your name, and your name will not appear in the Company's register of shareholders. Instead, your shares are registered in the name of a trust, which is administered by Principal Trust Company (the "Trustee"). Only the Trustee will be able to vote your shares, even if you attend the Annual Meeting virtually. You can direct the voting of the shares allocated to your accounts—including changing or revoking a previously submitted vote—on the Internet, by telephone or by mail on a proxy instruction card, but cannot direct the voting of your 401K Plan shares at the meeting. If voting instructions for shares in the 401K Plan are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which voting instructions are returned by the other participants in the 401K Plan. To allow sufficient time for the Trustee to tabulate the vote of the 401K Plan shares, participant instructions must be received before 11:59 p.m. Eastern Time on August 28, 2020.

          If you have previously submitted a proxy card, you may change any vote you may have cast by following the instructions on the proxy card to vote by telephone or on the Internet, or by completing, signing, dating and returning a new proxy card, or by attending the virtual Annual Meeting and voting your shares. If your shares are registered in the "street name" of a bank, broker or other holder of record, please contact the applicable bank, broker or record holder for instructions on how to change or revoke your vote.

          Your proxy is revocable. If you are a shareholder of record, after you have submitted your proxy card, you may revoke it by mail before the Annual Meeting by sending a written notice to Julia L. Jackowski, Chief Legal Officer and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions. Please mail any new proxy card in sufficient time for it to be received by the morning of September 2, 2020. If you are a shareholder of record and you voted your proxy card by telephone or on the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 p.m. Eastern Time on September 1, 2020. You also may revoke your proxy card by attending the virtual Annual Meeting and voting your shares. Attending the virtual Annual Meeting without taking one of the actions above will not revoke your proxy. If you are a beneficial owner, or you hold your shares in "street name" as described below, please contact your bank, broker or other holder of record for instructions on how to change or revoke your vote.

          If your shares are not registered in your name but in the "street name" of a bank, broker or other holder of record (a "Nominee"), your name will not appear in the Company's register of shareholders. Your Nominee, as the record holder of your shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your Nominee, your Nominee will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items—those shares are treated as broker non-votes. Proposal 1—election of directors, and Proposal 3—executive officer compensation, are "non-discretionary" items for any Nominee holding shares on your behalf. As a result, if your shares are held in "street name" and you do not provide instructions as to how your shares are to be voted, your Nominee will not be able to vote your shares on these proposals. Note that even if you attend the virtual Annual Meeting, you cannot vote the shares that are held by your Nominee unless you have a proxy from your Nominee. If you do not provide instructions to your Nominee and your Nominee does not vote your shares on your behalf with respect to Proposal 2—ratification of the selection of the independent registered public accounting firm, which is a "discretionary" item, your shares will not be counted in determining whether a quorum is present for the Annual Meeting. If your Nominee exercises its "discretionary" authority to vote your shares on Proposal 2, your shares will be counted in determining whether a quorum is present for all matters presented at the Annual Meeting. We urge you to provide instructions to your Nominee so that your votes may be counted on these important matters. Please contact your Nominee for the deadlines for submission of your vote and for instructions on how to change or revoke your vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

          To attend the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/CASY2020. Information on how to vote at the virtual Annual Meeting is available by contacting Julia L. Jackowski, Chief Legal Officer and Secretary at (515) 965-6579, or by writing to us at:

Casey's General Stores, Inc.
Corporate Secretary
P.O. Box 3001
One SE Convenience Blvd.
Ankeny, Iowa 50021

          The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2020, are available at http://materials.proxyvote.com/147528.

The Company also makes available, free of charge through its website—www.caseys.com, under the "Investor Relations" link at the bottom of each page—this Proxy Statement, the Annual Report to Shareholders, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as reasonably practicable after these documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the "SEC").

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

          Our Board consists of nine highly-qualified and experienced directors. The Board collectively brings a broad range of executive leadership, consumer/retail, digital marketing, operations, M&A, finance and accounting expertise, as well as broad gender and geographic diversity.

          Certain highlights of our Board composition include the following:

Board Leadership	Independence	Gender Diversity	Average Tenure	Average Age

Independent Board Chair	89% Independent (8 of 9 directors)	56% Female (5 of 9 directors)	4.7 Years of Service	59.7 Years of Age

â	â	â	â	â

H. Lynn Horak (standing for election at the Annual Meeting)	Only non-independent director is Darren M. Rebelez, our President/CEO	Audit, Compensation, and Nominating and Corporate Governance Committee Chairs are all female	≤ 4 = 6 directors 5-6 = 1 director 7+ = 2 directors	51-60 = 5 directors 61-64 = 3 directors 65+ = 1 director

          In addition, the table below summarizes certain core individual qualifications, experiences and skills of our directors that contribute to the Board's effectiveness as a whole. This high-level summary is not intended to be an exhaustive list of a director's expertise or contributions to the Board:

	Senior Business Operations Leadership	Consumer Products, Retail	Real Estate, Development, Construction	Digital Marketing, E-Commerce	Marketing and Brand Management	Supply Chain, Logistics and Distribution	Capital Markets, Investment Banking, Asset Management and Investor Relations	M&A	IT and Security	Public Policy, Government Affairs, Regulatory, Compliance, Legal	Finance, Accounting and Financial Reporting	Risk Management

H. Lynn Horak	•	•						•			•

Diane C. Bridgewater	•								•	•	•	•

Donald E. Frieson	•	•	•			•

Cara K. Heiden	•	•			•			•		•	•	•

David K. Lenhardt	•	•

Darren M. Rebelez	•	•	•		•			•

Larree M. Renda	•	•	•	•	•					•		•

Judy A. Schmeling	•	•		•			•	•			•	•

Allison M. Wing	•	•		•	•			•	•

Fiscal 2020 Board Updates

          The Board is committed to building and maintaining a sound corporate governance structure that is the foundation of integrity, shareholder transparency and strong financial performance. As a result of this commitment and our outreach efforts to shareholders during the fiscal year, the following important actions were taken or approved:

  •
  New President/CEO:  The Board appointed Darren M. Rebelez, a highly-experienced convenience and restaurant industry executive, as the Company's new President/CEO on June 24, 2019. At last year's annual meeting, Mr. Rebelez was also elected as a director by the Company's shareholders, receiving over 99% support of the votes cast at the meeting.

  •
  Dissolved the Executive Committee:  The Board amended its Bylaws to eliminate the requirement for, and subsequently dissolved, its Executive Committee.

  •
  Increased Permissible Board Size Range:  At last year's annual meeting, the Company received broad shareholder support for its proposal to increase the permissible range of the Board from 4-9 to 7-12 directors, which will enable the Company to more smoothly manage Board transitions and more effectively recruit highly qualified director candidates as they are seeking board positions.

  •
  Phased Declassification:  As discussed further below, under the heading "Board Structure (and Phased Declassification)", the Company continues to declassify the Board under Iowa Code section 490.806B, which requires a phased, three-year declassification. At the Annual Meeting, seven director nominees will stand for annual election, and at next year's meeting—the 2021 annual shareholders' meeting—the entire Board will stand for annual election.

Director Nominee Selection Process

  •
  Director Nominee Selection:  To ensure the Board is comprised of highly-talented and experienced individuals, the Nominating and Corporate Governance Committee annually assesses the competencies and skills that each existing director possesses. The Committee also considers the skills and competencies the Board as a whole should possess in order to provide effective oversight of the Company's business. Based on that assessment and as it deems appropriate, the Nominating and Corporate Governance Committee may establish search criteria for future Board candidates, select suitable candidates for interviews and subsequently recommend appropriate candidates to the Board for consideration. Board candidates are considered based on various criteria, including relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of shareholders and relevant regulatory guidelines. These considerations are made in light of the needs of the Board at the particular point in time.

  •
  Nominees for the Annual Meeting:  The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, H. Lynn Horak, Diane C. Bridgewater, David K. Lenhardt, Darren M. Rebelez, Larree M. Renda, Judy A. Schmeling and Allison M. Wing to stand for election at the Annual Meeting, each for an annual term expiring in 2021. Further information on these nominees, and the other two directors continuing in office, is set forth below.

Board Structure (and Phased Declassification)

          The Board may consist of between seven and twelve persons, and individuals may be elected by the Board to fill any vacancies or to occupy any new directorships. The person filling a vacancy or newly-created directorship is to serve until the next annual shareholders' meeting following their election and until their successor is elected and qualified.

          The Company is incorporated in Iowa. Until January 1, 2019, under the Iowa Business Corporation Act, the Board was required to be classified. However, starting with last year's annual meeting, Iowa Code section 490.806B required that the Board begin a phased declassification over a three-year period. In particular, Iowa Code section 490.806B requires that the staggered terms of the previously-designated "Class I", "Class II" and "Class III" directors elected or appointed prior to January 1, 2019 cease at the expiration of their then current terms, and that the terms of directors elected or appointed after January 1, 2019 expire at the next annual shareholders' meeting following their election or appointment. As a result:

  •
  Mr. Horak, Ms. Schmeling and Ms. Wing, each of whom were elected by the shareholders in 2019, have terms which continue until the Annual Meeting, and until their successors are elected and qualified, where they will each stand for election for an annual term. They are no longer assigned to a "class" of directors.

  •
  The current "Class I" directors include Ms. Bridgewater and Ms. Renda, each of whom were elected by the shareholders in 2017, and Mr. Lenhardt, who was elected by the Board to fill a vacancy in March 2018. Their terms continue until the Annual Meeting, and until their successors are elected and qualified, where they will each stand for election for an annual term (and will no longer be assigned to a "class").

  •
  The current "Class II" directors include Mr. Frieson and Ms. Heiden, who were elected by the shareholders in 2018, and Mr. Rebelez, our President and CEO, who was elected by the shareholders in 2019. Mr. Frieson and Ms. Heiden's terms continue until the 2021 annual shareholders' meeting, and until their successors are elected and qualified, where each such director nominee will stand for annual election (and will no longer be assigned to a "class"). Due to the requirement under Iowa Code section 490.806B that directors elected or appointed after January 1, 2019 have a term until the next annual shareholders' meeting, Mr. Rebelez's term continues until the Annual Meeting, and until his successor is elected and qualified, where he will stand for election for an annual term. Mr. Rebelez will continue to stand for annual election as a "Class II" director until the 2021 annual shareholders' meeting, when he no longer be assigned to a "class".

          Therefore, by the 2021 annual shareholders' meeting, all of the Company's director nominees will stand for annual election, and directors will no longer be assigned to a "class".

Nominees for Election at the Annual Meeting

          The Board believes that all seven director nominees—Mr. Horak, Ms. Bridgewater, Mr. Lenhardt, Mr. Rebelez, Ms. Renda, Ms. Schmeling, and Ms. Wing—have demonstrated outstanding achievement in their professional careers, possess personal and professional integrity and independent judgment, and have the necessary skills and qualifications to provide effective oversight, strategic guidance and contribute to the future success and growth of the Company.

          It is intended that all proxies, unless contrary instructions are given thereon, will be voted FOR the election of the seven nominees. In the event of death or disqualification of any nominee, or the refusal or inability of any nominees to serve as a director, the proxy may be voted with discretionary authority for the election of a substitute nominee approved by the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Key Experience and Qualifications:

H. Lynn Horak, 74 Retired Regional Chairman, Wells Fargo Regional Banking	Mr. Horak spent the majority of his 35-year banking career leading complex and growing business organizations, from which he brings over three decades of executive leadership experience to his position as independent Board Chair. In recognition for his years of outstanding accomplishments in the Wells Fargo organization, Mr. Horak was elected to the Iowa Business Hall of Fame in 2001. As a director of the Company since 2009, Mr. Horak has developed a deep understanding of the intricacies of the convenience store and quick-service restaurant industries and provides the Board with a wealth of knowledge related to acquisitions, credit markets, consumer behavior and retail analysis.

Director Since: 2009	Career Highlights:

Committees: Nominating and Corporate Governance Other Public Boards: None Other: Independent Board Chair of Casey's General Stores, Inc.	Wells Fargo Bank - Midwest Region

•

Regional President (2004-2007)

Wells Fargo Bank Iowa

•

Chairman of the Board and CEO (1991-2004)

•

President and COO (1986-1991)

•

Executive VP and CFO (1981-1986)

•

Various financial and leadership positions (1972-1981)

Key Experience and Qualifications:

Diane C. Bridgewater, 57 Executive VP, Chief Financial and Administrative Officer, LCS	Ms. Bridgewater brings a wealth of finance, accounting, information technology and executive experience to the Board from LCS, a national leader in the planning, development and management of senior living communities. Her strategic and business operations leadership has helped LCS grow to managing more than $5 billion in assets and more than $1.5 billion in annual revenue with over 24,000 employees serving approximately 35,000 seniors. In addition to directing all financial aspects of LCS and serving on its board and investment committee, Ms. Bridgewater is also responsible for overseeing LCS's insurance business line, group purchasing, IT, compliance, regulatory and legal matters.

Director Since: 2007	Career Highlights:

Committees: Audit, Compensation Other Public Boards: None	LCS

•

Executive VP, Chief Financial and Administrative Officer (2011-Present)

•

Vice President, Treasurer and CFO (2006-2011)

Pioneer Hi-Bred International,  Inc.

•

VP and CFO, Pioneer Ag Business (2006)

•

VP and Business Director, North America Operations Pioneer Ag Business (2004-2006)

•

Global Customer and Sales Service Director-Dupont/Pioneer Ag Business (2001-2003)

Key Experience and Qualifications:

David K. Lenhardt, 51 Former President and Chief Executive Officer, PetSmart, Inc.	Mr. Lenhardt spent more than 14 years with PetSmart, a specialty provider of products, services and solutions for pets, including three years as President and two years as CEO. During this time, he developed its e-commerce and digital business, including through the acquisition of online retailer Pet 360 and deployment of PetSmart's order online/pick-up in-store capabilities. Mr. Lenhardt also successfully completed PetSmart's strategic review process in 2014, which resulted in the sale of PetSmart to BC Partners for $8.7 billion in 2015, representing the highest equity valuation in its history. Prior to PetSmart, Mr. Lenhardt served as manager of Bain & Company, Inc., where he led consulting teams for retail, technology and e-commerce clients.

Director Since: 2018	Career Highlights:

Committees: Audit, Compensation Other Public Boards: PetSmart, Inc. (2013-2015)	PetSmart, Inc. • President and CEO (2013-2015) • President and COO (2012-2013) • Various management and leadership positions (2000-2012) Bain & Company, Inc. • Manager (1996-2000)

Key Experience and Qualifications:

Darren M. Rebelez, 54 President and Chief Executive Officer, Casey's General Stores, Inc. Director Since: 2019	Mr. Rebelez, the Company's President and CEO, brings a wealth of experience as a senior executive in the convenience store and restaurant industries, most recently serving as the President of IHOP Restaurants, a unit of Dine Brands Global, Inc., which franchises and operates restaurants under the Applebee's Grill & Bar and IHOP brands. Prior to joining Dine Brands, Mr. Rebelez was employed by 7-Eleven, Inc., a convenience store chain, as Executive Vice President and Chief Operating Officer. Before 7-Eleven, Mr. Rebelez held numerous management roles within ExxonMobil, and before that, at Thornton Oil Corporation. In 2020, Mr. Rebelez was named by CSN as its Retailer Executive of the Year. His wide-ranging experience enables Mr. Rebelez to provide important insights to the Board regarding operations, marketing, digital engagement, product development, management and strategic planning.

Committees: None	Career Highlights:

Other Public Boards: Globe Life (since 2010)	Casey's General Stores, Inc. • President and CEO (2019-Present) IHOP Restaurants (a unit of Dine Brands Global, Inc.) • President (2015-2019) 7-Eleven, Inc. • Executive VP and COO (2007-2014)

Key Experience and Qualifications:

Larree M. Renda, 62 Retired Executive VP, Safeway, Inc. Director Since: 2014 Committees: Compensation	Ms. Renda is a distinguished, 40-year veteran of the retail grocery industry, including over two decades in senior and executive leadership positions at Safeway, a supermarket chain in the United States. Her diverse responsibilities included retail strategy, labor relations, public affairs, communications, government relations, health initiatives, human resources, corporate social responsibility and sustainability, philanthropy, IT, construction and real estate. In her early career at Safeway, Ms. Renda earned the distinction of being the youngest store manager, district manager and retail operations manager in Safeway's history. She was also the first female and youngest person promoted to Senior VP, and subsequently became Safeway's first female Executive VP. Ms. Renda was twice voted as one of the "50 Most Influential Women in Business" by Fortune magazine.

(Chair), Risk	Career Highlights:

Other Public Boards: International Speedway Corp. (2015-2019); Ross Stores, Inc. (since 2020)	Safeway, Inc. • Executive VP (1999-2015) • Senior VP (1994-1999) • Various management and leadership positions (1974-1994)

Key Experience and Qualifications:

Judy A. Schmeling, 60 Former COO, HSN, Inc. and Former President, Cornerstone Brands	Ms. Schmeling is a seasoned executive, bringing over 20 years of financial, operational and leadership experience with her from HSN, a leading interactive multichannel retailer and the first television shopping network. She has also served in various roles through multiple corporate transitions, including the spin-off of HSN from IAC and HSN's integration of additional businesses. Throughout her career as an executive and a director at other public companies, Ms. Schmeling has been at the forefront of new and emerging industries and has developed extensive expertise in accounting/finance, and has significant experience with operations, treasury functions, tax, investor relations and corporate strategy.

Director Since: 2018	Career Highlights:

Committees: Audit, Nominating and Corporate Governance (Chair)	HSN, Inc. • COO (2013-2017) • Executive VP and CFO (2008-2017) • Executive VP and CFO (2002-2008; when known as IAC Retailing)
Other Public Boards: Constellation Brands, Inc. (since 2013), Canopy Growth Corporation (since 2018)	• Various financial and leadership positions (1994-2002) Cornerstone Brands (a division of HSN) • President (2016-2017)

Key Experience and Qualifications:

Allison M. Wing, 54 Chief Consumer Officer, Bright Health Director Since: 2018 Committees: Compensation, Risk	Ms. Wing is an experienced retail and brand marketing executive, bringing years of digital, retail and customer insights experience to the Board, which is invaluable to the Company as it undergoes its digital transformation. She currently serves as Chief Consumer Officer of Bright Health, a health insurance company. Previously, at Ascena, a leading national specialty retailer of apparel for women, Ms. Wing successfully launched its loyalty program, developed its first customer insights data production platform and launched its enterprise-wide e-commerce platform. Previously, Ms. Wing was an entrepreneur as CEO and founder of giggle, Inc., a multichannel retailer, wholesaler and licenser of baby products. She started her career at Nike and later spent several years in Silicon Valley working for a variety of online, software and e-commerce companies.

Other Public Boards:	Career Highlights:

Bazaarvoice, Inc. (2017-2018), Christopher & Banks Corporation (since 2019)	Bright Health • Chief Consumer Officer (2019-Present) • Chief Marketing/Digital Officer (2018-2019)
Ascena Retail Group, Inc.
• Chief Marketing Officer and Executive VP of Digital (2014-2017)
giggle, Inc.
• Founder, CEO and Chairperson (2004-2014)

Directors Continuing in Office—Terms to Expire in 2021

Key Experience and Qualifications:

Donald E. Frieson, 62 Executive Vice President, Supply Chain, Lowe's Companies, Inc. Director Since: 2018	Mr. Frieson is Executive VP, Supply Chain, of Lowe's Companies, Inc., the world's second largest home improvement retailer, responsible for its distribution centers, logistics, replenishment and planning, transportation and delivery services. Mr. Frieson brings over 30 years of operations, logistics and supply chain experience, including 19 years within the Walmart organization, one of the world's largest retailers. While at Walmart, he served as Executive Vice President of Operations at Sam's Club, responsible for all club operations, including supply chain, for more than 650 locations in the U.S. and Puerto Rico, and as Senior VP of Supply Chain, where he led more than 30 distribution centers that supplied nearly 1,600 stores, supercenters and neighborhood markets in the eastern United States.

Committees: Nominating	Career Highlights:

and Corporate Governance, Risk (Chair)	Lowe's Companies, Inc. • Executive Vice President, Supply Chain (2018-Present)
Other Public Boards: None	Sam's Club (a division of Walmart, Inc.)
• Executive VP of Operations (2014-2017) • Senior VP—Replenishment, Planning & Real Estate (2012-2014)
Massmart Holdings Limited (a subsidiary of Walmart, Inc.)
• Chief Integration Officer (2011-2012)
Walmart, Inc.
• Senior VP—Supply Chain Eastern US (2010) • President—Central Division (2007-2010) • Various operational and management positions (1999-2007)

Key Experience and Qualifications:

Ms. Heiden has over 20 years of executive leadership experience in the financial services industry, serving in both regional and national roles in the Wells Fargo organization. Her successful financial services career led to her being named multiple times to U.S. Banker magazine's list of "25 Most Powerful Women in Banking," and she was elected to the Iowa Business Hall of Fame in 2019. Ms. Heiden's extensive financial, strategy, marketing, operational, and consumer policy expertise will provide the Board with valuable insight in those key areas.

Cara K. Heiden, 64	Career Highlights:

Retired Co-President, Wells Fargo Home Mortgage Director Since: 2017 Committees: Audit (Chair), Risk Other Public Boards: None	Wells Fargo Home Mortgage

•

Co-President (2004-2011)

•

Head of National Consumer Lending (1998-2004)

•

Head of Loan Administration (1994-1997)

•

VP and CFO (1992-1994)

Wells Fargo Bank Iowa

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Senior VP and CFO (1988-1992)

•

Various financial leadership positions (1981-1988)

GOVERNANCE OF THE COMPANY

          The Company is committed to strong corporate governance, which we believe promotes the long-term interests of our shareholders, strengthens Board and management accountability and fosters strong Company performance.

          To help ensure the Company meets this commitment, the Board has approved Corporate Governance Guidelines (the "Guidelines") to address key governance practices and identify the framework for the operations of the Board and its committees. A copy of the current Guidelines is posted on the Company's website—www.caseys.com—under the "Investor Relations" link at the bottom of each page.

          The Nominating and Corporate Governance Committee monitors developments in law and governance practices, including but not limited to those set forth by the Investor Stewardship Group, and recommends to the Board appropriate changes to the Guidelines and other governance practices. The Nominating and Corporate Governance Committee also maintains a focus on "ESG" (environmental, social, governance) issues, as they relate to the Company's business and industry.

          Certain highlights of our corporate governance practices include the following (items with a "*" are described in more detail below the respective table):

Board Composition

Independent Board Chair	8 of 9 Directors are Independent	56% Female Directors	Strong Female Board Leadership	Comprehensive Board Refreshment

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H. Lynn Horak (standing for election at the Annual Meeting)*	Only non-independent director is Darren M. Rebelez, our President/CEO	5 of 9 directors are female	Audit, Compensation, and Nominating and Corporate Governance Committee Chairs are all female	Six new directors since July 2017

  •
  Independent Board Chair:  The Board has no fixed policy with respect to the combination of the positions of Board Chair and CEO, as the Board believes that it is in the best interests of the Company and its shareholders for the Board to assess the Board leadership structure in light of the circumstances then existing. If, in the future, the Board Chair is not an independent director, the independent directors will designate a Lead Director, selected from the independent directors, who will carry out those duties as set forth in the Guidelines.

Shareholder Rights

Phased Declassification	Majority Voting in Uncontested Director Elections	Proxy Access	Annual Say-On-Pay Advisory Vote	Single Voting Class of Securities

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All nominees will stand for annual election by 2021*	The nominees at the Annual Meeting are subject to a majority voting standard*	3/3/20/20 proxy access structure*	Last year's say-on-pay vote received over 97.5% approval	No dual class or other preferred voting

  •
  Declassification:  At the Annual Meeting, seven director nominees will stand for annual election, and by the 2021 annual shareholders' meeting, the entire board will stand for annual election.

  •
  Mandatory Resignation Policy/Contested Elections:  The Guidelines provide that any nominee for director in an uncontested election who does not receive more votes cast "for" than "against" his or her election or re-election (i.e., a "Majority Vote") is expected to tender his or her resignation as a director. In order to be nominated for election or re-election as director, candidates must agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure to receive a Majority Vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors. If an incumbent director fails to receive a Majority Vote, the Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the resignation and will submit such recommendation for prompt consideration by the Board. Each of the Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant. Thereafter, the Board will promptly disclose its decision-making process and decision regarding the resignation offer (or the reasons for rejecting the offer, if applicable) on a Form 8-K furnished to the SEC.

  In a contested election—meaning the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the requirements for shareholder nominees for director set forth in the Company's Bylaws (the "Bylaws"), and such nomination has not been withdrawn on or prior to the day next preceding the date the Company first mails its notice for such meeting to the shareholders—directors will be elected by a plurality of the votes cast.

  •
  Proxy Access:  The Company's proxy access provisions permit a shareholder or a group of up to 20 eligible shareholders owning 3% or more of the Company's outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company's annual meeting proxy materials, for any annual meeting of shareholders at which directors are to be elected, director nominees constituting up to the greater of (i) 20% of the total number of directors of the Company, or (ii) two individuals; provided that the nominating shareholder(s) and nominee(s) satisfy the requirements described in the Bylaws.

Accountability

Strong Anti-Hedging and Pledging Policy	Executive Officer Incentive Compensation Clawback Policy	Meaningful Stock Ownership Guidelines	Robust Code of Conduct/Ethics

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Hedging and unapproved pledging is prohibited*	Seek reimbursement of annual and equity incentive payments in the case of certain financial restatements*	Director: 5x cash retainer CEO: 5x base salary Chief/SVP: 3x base salary VP: 2x base salary*	All directors and officers bound by a robust Code of Business Conduct and Ethics

  •
  Hedging/Pledging:  Directors, officers, designated key employees and those designated as "insiders" (including their spouses or other family members residing in their households) may not engage in any hedging or monetization transactions with respect to the Company's securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company's securities. Further, such persons may not engage in short-term or speculative transactions in the Company's securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct, including short-term trading, short sales, and publicly-traded options. Pledging Company stock or holding it in a margin account is also generally prohibited by all such persons, unless approved in advance by the compliance officer designated under the policy, and such person undertakes not to incur any margin debt, or pledge the Company's securities as collateral for a loan, and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

  •
  Clawback Policy:  The Board has the authority to seek reimbursement of any annual incentive payment or equity award made to an executive officer whenever (i) the payment was based upon achieving certain financial results that were subsequently the subject of a substantial or material restatement of the Company's financial statements (other than a restatement caused by a change in applicable accounting rules or interpretations), (ii) the Board determines that the executive officer engaged in intentional misconduct that caused or substantially caused the need for the restatement, and (iii) a lower payment would have been made to the executive officer based on the restated results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive officer the amount by which the incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

  •
  Stock Ownership:  The Board believes that all directors and officers should be shareholders of the Company. Within five years of joining the Board, directors must accumulate share holdings of at least five times the annual cash retainer for non-Board Chair directors (excluding committee retainers) and should employ reasonable, good-faith efforts to maintain such ownership (the annual cash retainer for the 2020 fiscal year was $80,000). If, after the director meets the requirement, there is a change in the price of Company stock that results in a drop below the requirement, the requirement remains satisfied. Within five years of hire or promotion to their respective positions, the CEO, executive officers and other Company officers are required to accumulate share holdings of a multiple of their base salaries, as follows: CEO, 5x base salary; Chief/SVP, 3x base salary; and Vice Presidents, 2x base salary. The ownership requirement for executive officers is measured as of the last business day of each fiscal year, taking into account the closing stock price and the base salary as of that date. Restricted stock, unvested time-based restricted stock units (RSUs) and vested 401K Plan shares, as applicable, count towards the requirement, however performance-based restricted stock units (PSUs) and stock options do not count towards the requirement.

Board Practices

Regular Board and Committee Self-Assessments	Meaningful Director Age/Tenure Limits	Director Over-Boarding Limits	Strong Corporate Governance Guidelines	Regular Executive Sessions

â	â	â	â	â

Comprehensive Board self-assessment during the 2020 fiscal year	No re-election after 15 years of service or 75 years of age*	May not serve on more than two other public company boards*	Key governance practices/framework for the Board and its committees	The Board held six executive sessions during the 2020 fiscal year*

  •
  Age/Tenure Limits:  Individual directors will not stand for re-election after completing 15 years of service on the Board or after reaching 75 years of age, subject to extension at the discretion of the Board.

  •
  Over-Boarding:  Directors may not serve on more than two other public company boards. In addition, service on the boards of not-for-profit organizations or other entities that may require a similar time commitment must be disclosed and be acceptable to the Board.

  •
  Executive Sessions:  The Guidelines require a minimum of two executive sessions, in which only the independent directors are present, to be held each year in conjunction with regularly scheduled Board meetings.

Shareholder Engagement

Regular and Direct Shareholder Engagement	2020 Investor Day	Director Attendance at Annual Meetings

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During the 2020 fiscal year, the Company directly engaged with shareholders representing more than 50% of our outstanding shares	In January 2020, the Company held a comprehensive "Investor Day" in New York City	All directors are required to attend the annual shareholders' meeting

  •
  The Company embraces shareholder engagement as an important tenet of good corporate governance, which promotes the long-term interests of our shareholders. As part of this commitment, the Company regularly and actively engages with shareholders and other investors and stakeholders to solicit input, better understand their viewpoints, answer questions on a variety of topics and discuss our performance and strategic plan.

ESG (Environmental, Social and Governance)

Procurement and Sustainability Manager	ESG "Working Group"	Board-Level Oversight	Environmental	Social

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Dedicated team member with ESG-focused duties and responsibilities	Dedicated cross-functional team focused on ESG initiatives*	Nominating and Corporate Governance Committee oversight of ESG program	Numerous practices and initiatives focused on minimizing environmental impact*	Broad efforts promoting the well-being of team members, guests and communities*

  •
  ESG Working Group:  The Company has adopted a number of practices that highlight its commitment to environmental and social responsibility that seek to promote practical sustainability initiatives in the operation of our business and to deliver on the Company's purpose to make the lives of its guests and communities better each day. As part of that commitment, the Company has established an internal ESG "working group," with representatives from numerous cross-functional teams, including procurement/sustainability, transportation/distribution, human resources, operations, marketing and legal, to maintain a focus on these important matters.

  •
  In addition to our first-class governance practices, we seek to fulfill our corporate stewardship responsibilities in many ways, just a few of which are highlighted below. To learn more, please visit the sustainability section of our website—www.caseys.com—under the "Investor Relations" link at the bottom of each page.

Environmental	Social

LED Lighting: Since 2016, have built all new stores, and upgraded over 930 existing stores, to LED lighting, including all interior lights, parking lot lights, exterior canopies, cooler/freezer lights and façade sign lighting, resulting in a significant energy savings.

Electric Vehicle Charging Stations: Installed electric vehicle charging stations at over 20 stores, with plans to install more during the 2021 fiscal year.

Ethanol Blended Fuel and Biodiesel: Ethanol blended fuel is available at 480 stores (E15—254 stores, E85—226 stores), with higher blend sales exceeding three million gallons per month. In addition, biodiesel is available at over 1,000 stores, and over half the diesel fuel sold is blended with 5% or more biodiesel.

Water Reduction: Implemented a number of water-usage initiatives, including reduced and rain-sensing irrigation practices and low-flow faucet aerators, restroom equipment and other hardware.

Transportation: Have reduced the emissions impact of our transportation fleet through a focus on mileage/route efficiencies, delivery schedules, vehicle idling and more fuel efficient vehicles.

Industry Focus: Member of the C-Store Sustainability Consortium in partnership with NACS and founding member of the Iowa Sustainable Business Forum.

Casey's Charities: Each year, the Company provides financial support to a large number of local charities, schools and other organizations. In 2019 alone, the Company and Casey's Charities directly donated over $2M in monetary and in-kind donations to dozens of deserving groups. In addition, our combined guest/store contribution campaigns led to almost $9M in charitable donations.

Team Member Environment: Implemented robust team member practices and policies, including comprehensive anti-harassment/discrimination and safety training and policies, robust health/welfare benefits for full- and part-time team members and a widely disseminated "ethics" hotline.

COVID-19 Benefits: From the outset of the COVID-19 crisis, have provided expanded leave benefits and supplemental pay and bonuses to front-line and other team members.

Cash for Classrooms: The Company's new loyalty/rewards program has a unique feature which allows guests' rewards points to be donated to a school of their choice. Since just December of 2019, donations have been made to 2,436 schools across the Company's territory.

Partnership with Feeding America: Includes financial support, in-kind food donations and future in-store fund-raising campaigns to support 52 local food banks across Casey's 16-state territory.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

          Members of the Board are kept informed of the Company's business through discussions with the CEO, the Company's senior management and other key employees, by reviewing materials provided to them, and by participating in regular Board and committee meetings, including closed and executive sessions. Between meetings, directors are provided with information regarding the Company's operations and are frequently consulted on an informal basis with respect to pending matters.

          Directors are expected to attend all Board meetings, meetings of the committees on which they serve and each annual shareholders' meeting. The Board held fourteen meetings during the 2020 fiscal year. Each incumbent director attended at least 90% or more of the aggregate number of Board meetings and committee meetings on which the director served during the 2020 fiscal year, and all directors attended last year's annual shareholders' meeting.

Director Independence

          In making independence determinations, the Board observes the criteria for independence set forth in the Nasdaq Listing Standards. Consistent with these criteria, the Board considers all relationships and material transactions between the Company and the director-nominees (and any affiliated companies), and has affirmatively determined that all of its current directors, other than Mr. Rebelez (as the CEO), are "independent" within the meaning of the Nasdaq Listing Standards. As such, a substantial majority of the Board is independent, as so defined.

          In reaching this conclusion, the Board considered that both Mr. Horak and Ms. Heiden held executive leadership positions within the Wells Fargo organization during their careers, and concluded that each of them bring distinct and valuable skills to the Board, and that their prior employment experiences would not interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

Board Committees

          In September 2019, the Board, acting on a recommendation of the Nominating and Corporate Governance Committee, amended its Bylaws to eliminate the requirement for, and subsequently dissolved, the Executive Committee. As such, the Bylaws now provide for three standing committees of the Board:

  •
  Audit Committee
  •
  Compensation Committee
  •
  Nominating and Corporate Governance Committee

          In addition, the Bylaws authorize the Board to establish other committees for selected purposes, pursuant to which the Risk Committee has been established.

          Certain details of the Board's committees are set forth below:

	Audit Committee	Compensation Committee	Nom.-Gov. Committee	Risk Committee

H. Lynn Horak			•

Diane C. Bridgewater	•	•

Donald E. Frieson			•	Chair

Cara K. Heiden	Chair			•

David K. Lenhardt	•	•

Darren M. Rebelez

Larree M. Renda		Chair		•

Judy A. Schmeling	•		Chair

Allison M. Wing		•		•

Number of Meetings in 2020 Fiscal Year	7 (2 joint with Comp. and Risk)	13 (2 joint with Audit and Risk)	5	4 (2 joint with Audit and Comp.)

  Audit Committee

  The Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the independent registered public accounting firm it retains to audit the Company's books and records. Under its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page—the Audit Committee also regularly reports to the Board on the audit and the non-audit activities of the auditors, approves all audit engagement fees, pre-approves any non-audit engagement and compensation of the independent registered public accounting firm and performs other duties as set forth in its Charter.

  The Audit Committee meets regularly each year with financial management personnel, internal accounting and auditing staff and the independent registered public accounting firm. During these meetings, the Audit Committee also meets separately in executive sessions with the internal auditing staff and the independent registered public accounting firm.

  All members of the Audit Committee are independent under the Nasdaq Listing Standards. The Board has approved the designation of all Audit Committee members—Ms. Bridgewater, Ms. Heiden, Mr. Lenhardt and Ms. Schmeling—as "audit committee financial experts" as defined under Item 407(d)(5) of SEC Regulation S-K.

  The report of the Audit Committee is included on page 80.

  Compensation Committee

  The Compensation Committee oversees our executive compensation program and engages in succession planning for the CEO and other executive officer positions.

  The Compensation Committee annually reviews the performance of the CEO and the CEO's evaluation of the Company's other executive officers and their compensation arrangements, and makes recommendations to the Board concerning the compensation of the CEO and the Company's other executive officers. Its determinations and deliberations of the CEO's compensation are done in executive session, without the presence of management, including the

  CEO. The CEO may make recommendations regarding the compensation of the other executive officers, and participate in such deliberations, but shall not vote to approve any compensation for such executive officers. The Compensation Committee also administers the 2018 Stock Incentive Plan and may authorize awards of stock options, restricted stock units, performance-based restricted stock units, restricted stock and other awards to the executive officers and other key employees under that plan. In addition, the Compensation Committee engages in succession planning for the CEO and other executive officers and makes recommendations to the Board with respect to such matters. The Compensation Committee also makes recommendations to the Board regarding the compensation of directors.

  Under its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page—the Compensation Committee has authority to retain and terminate executive compensation consulting firms to advise the Compensation Committee and, from time to time, retain compensation consultants to assist with the Compensation Committee's review and development of its compensation recommendations.

  All members of the Compensation Committee are independent under the Nasdaq Listing Standards.

  The report of the Compensation Committee is included on page 54.

  Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee generally reviews and makes recommendations to the Board regarding the Board's composition and structure, establishes criteria for Board membership and evaluates corporate policies relating to the recruitment of Board members, recommends to the Board the corporate governance policies or guidelines, leads the Board in a periodic review of the Board's performance, and performs other duties set forth in its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page.

  The Charter sets forth, among other things, the minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a Committee-recommended nominee, and the specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more of the Company's directors to possess.

  In particular, the Nominating and Corporate Governance Committee Charter provides that because the Board depends both on (i) the character, judgment, objectivity and diverse experience of its individual directors and (ii) their collective strengths, the Board should be composed of:

•
Directors chosen with a view to bringing to the Board a variety of experience and backgrounds.

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Directors who have high level managerial experience in a relatively complex organization or are accustomed to dealing with complex problems.

•
Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration in assessing the overall composition and needs of the Board.

•
A majority of the Board's directors shall be independent directors under the criteria for independence required by the SEC and the National Association of Securities Dealers.

  Additionally, the Nominating and Corporate Governance Committee Charter provides that, in considering possible candidates for election as an outside director, the Nominating and Corporate Governance Committee and other directors should be guided by the following criteria:

•
Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

•
Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

•
Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

  In considering individuals for nomination as directors, the Nominating and Corporate Governance Committee typically solicits recommendations from the current directors and is authorized to engage search firms to assist in the process.

  The Nominating and Corporate Governance Committee considers a number of factors in making its nominee recommendations to the Board, including, among other things, a candidate's employment and other professional experience, past expertise and involvement in areas which are relevant to the Company's business, business ethics and professional reputation, independence, other board experience and the Company's desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise. Although the Board evaluates a wide range of qualifications and experience, certain areas are of particular relevance to the Company, including experience in the restaurant and fuel industries, and the areas of senior business operations leadership; consumer products and retail; real estate, development and construction; digital marketing and e-commerce; marketing and brand management; supply chain, logistics and distribution; capital markets, investment banking, asset management and investor relations; M&A; information technology and security; public policy and governmental affairs, regulatory compliance and legal; finance, accounting and financial reporting; and, risk management.

  The Company does not have a formal policy for considering diversity in identifying and recommending nominees for election to the Board, but the Nominating and Corporate Governance Committee considers diversity of viewpoint, experience, background and other qualities in its overall consideration of nominees qualified for election to the Board.

  The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders if they are submitted in accordance with the Bylaws. Briefly, the Bylaws contain specific advance notice procedures relating to shareholder nominations of directors and other business to be brought before an annual or special meeting of shareholders other than by or at the direction of the Board.

  Under the Bylaws, a shareholder may nominate a director candidate for election at an annual shareholders' meeting by (i) complying with the Company's proxy access provision, as further described on page 16 and as set forth in the Bylaws, or (ii) delivering written notice thereof to the Corporate Secretary not less than 90 days, nor more than 120 days, prior to the first anniversary date of the date of the immediately preceding annual shareholders' meeting. In the case of shareholder nominations to be considered at the 2021 annual meeting under method (ii) of this paragraph, such notice must be received by the Corporate Secretary by no earlier than May 5, 2021, and no later than June 4, 2021. In addition, the notice must set forth certain information concerning such shareholder and the shareholder's nominee(s), including but not limited to their names and addresses, occupation, share ownership, rights to acquire shares and other derivative securities or short interests held, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board, and the consent of each nominee to serve as a director of the Company if so elected. The chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the provisions of the Bylaws. A copy of the Bylaws may be obtained by request addressed to Julia L. Jackowski, Chief Legal Officer and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

  All members of the Nominating and Corporate Governance Committee are independent under the Nasdaq Listing Standards.

  Risk Committee

  The Risk Committee generally assists the Board in overseeing management's identification and evaluation of the Company's principal operational and business risks, including the Company's risk management framework and the policies, procedures and practices employed to manage those risks and other duties set forth in its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page. The Risk Committee also meets jointly at least once per year with the Audit Committee, which is intended to facilitate discussion of areas of common interest and significant matters, including but not limited to the Company's risk assessment and risk management policies and any major regulatory enforcement actions or litigation, and may also meet jointly with other Board committees as necessary.

  All members of the Risk Committee are independent under the Nasdaq Listing Standards.

The Board's Role in Risk Oversight

          Risk assessment and risk management are the responsibility of the CEO and the Company's management. The Board retains oversight responsibility over the Company's key strategic risks, information security risks and regulatory compliance risks. The Board meets regularly with the Company's executive officers to discuss strategy and risks facing the Company, and each quarter receives presentations from the executive officers and other key employees on business operations, financial results and strategic issues, including the identification, assessment and management of critical risks and management's risk mitigation strategies. In addition, annual strategic planning sessions are held to discuss strategies, key challenges and risks and opportunities for the Company. An Enterprise Risk Manager reports to the Chief Legal Officer and leads a working group comprised of senior management and other key employees to provide recommendations to the CEO for further action, with periodic progress reports on the same being provided to the Risk Committee and the Board. Areas of focus include, but are not limited to, cybersecurity, food safety, competitive, economic, operational, financial, personnel, legal, regulatory, compliance, health, safety and environment, political and reputational risks.

          The Board committees also provide assistance to the Board in fulfilling its oversight responsibilities in certain areas of risk. The Risk Committee's responsibility is to provide oversight and to engage management and the Board with regard to the Company's principal operating and business risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial reporting, internal controls, and financial risks. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company's compensation policies and practices, including overseeing the development of stock ownership guidelines, the annual incentive compensation program and clawback policies, in addition to CEO and executive officer succession planning risks. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board and committee membership, structure and succession, and the monitoring of corporate governance issues, and the development of recommendations to address evolving best practices in those areas. All of these committees report back to the full Board as to each committee's activities and matters discussed and reviewed at the committee meetings. In addition, all directors are encouraged to participate in external director education courses to keep apprised of current issues, including evolving areas of risk.

          Regarding COVID-19, the Company has assembled a cross-functional "task-force," which includes executive officers and team members from a variety of departments/roles, for the continuous monitoring of the impact of COVID-19 on our team members and business operations and to implement measures to manage team member and guest safety, liquidity and other risks. The full Board is actively engaged in overseeing these risk management strategies and initiatives, and is working closely with management during this unprecedented situation to maintain information flow and timely review of issues, including mitigation of risk, arising from the pandemic.

Shareholder Communications

          It is the general policy of the Board that management speaks for the Company. To the extent shareholders would like to communicate with a Company representative, they may do so by contacting Brian J. Johnson, Senior VP—Investor Relations and Business Development, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021. Mr. Johnson also can be reached by telephone at (515) 446-6587.

          Any shareholder wishing to communicate with one or more Board members should address a written communication to H. Lynn Horak, Board Chair, or to Darren M. Rebelez, President and CEO, at P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021. Mr. Horak or Mr. Rebelez, as applicable, will forward such communication on to all of the members of the Board, to the extent such communications are deemed appropriate for consideration by the Board.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

          The Company currently has ten executive officers and twelve other Vice Presidents. The current executive officers are as follows:

Name	Current Office Held	First Became Executive Officer	Age(1)
Darren M. Rebelez	President and Chief Executive Officer	2019	54
Stephen P. Bramlage, Jr.	Chief Financial Officer	2020	49
Julia L. Jackowski	Chief Legal Officer and Secretary	2010	54
Chris L. Jones	Chief Marketing Officer	2018	51
Thomas P. Brennan	Chief Merchandising Officer	2019	45
Chad M. Frazell	Chief Human Resources Officer	2020	48
Adrian M. Butler	Chief Information Officer	2020	50
Ena Williams	Chief Operating Officer	2020	51
John C. Soupene	Senior Vice President—Operational Excellence	2015	51
Brian J. Johnson	Senior Vice President—IR & Business Development	2016	45

(1)
Each executive officer's age is listed as of the date of the Annual Meeting.

          During the past five years, certain executive officers have served the Company in other positions, as follows:

  •
  Ms. Jackowski served as Senior Vice President—General Counsel and Human Resources from June 2010 through June 2016, and as Senior Vice President—Corporate General Counsel and Secretary from July 2016 through May 2020, when she assumed her current role.

  •
  Mr. Soupene served as Senior Vice President—Store Operations from June 2015 through June 2016, and as Senior Vice President—Operations from July 2016 through May 2020, when he assumed his current role.

  •
  Mr. Johnson served as Vice President—Finance and Corporate Secretary from May 2009 through March 2016, as Senior Vice President—Finance and Corporate Secretary from March 2016 through June 2016, and as Senior Vice President—Store Development from July 2016 through May 2020, when he assumed his current role.

          During the past five years, certain executive officers were principally employed outside of the Company, as follows:

  •
  Mr. Rebelez served as President of IHOP Restaurants (a unit of Dine Brands Global, Inc.) from 2015 through 2019, where he developed and implemented digital strategies to connect guests via mobile platforms and online channels and grew the brand to become the largest full-service restaurant concept in the United States by unit count.

  •
  Mr. Bramlage served as Executive Vice President and Chief Financial Officer at Aramark from 2015 through 2020, where he directed finance, M&A, supply chain and procurement, IT and risk management and safety. He previously was employed by Owens-Illinois, Inc. from

    2006 through 2015, serving as Senior Vice President and Chief Financial Officer from 2012 through 2015.

  •
  Mr. Jones served as Senior Vice President—Marketing at Kum & Go from January 2014 through March 2018, where he was a senior executive and responsible for all category management, food service, advertising and communication efforts, as well as marketing and replenishment related systems.

  •
  Mr. Brennan served as Chief Operating Officer at CKE Restaurants Holdings, Inc. (the parent of Carl's Jr. and Hardee's) from 2017 through 2019, where he was responsible for the operations and support of over 3,000 restaurants across the United States, and a number of Vice President roles at 7-Eleven, Inc. from 2012 through 2017.

  •
  Mr. Frazell served as Senior Vice President—Human Resources at Tractor Supply Co. from 2014 through 2020, where he was responsible for all of the organization's Human Resources functions, including benefits, compensation, employee relations, HR compliance, HRIS, organization development and design, payroll, relocation, talent acquisition, and talent development.

  •
  Mr. Butler served as Senior Vice President & Chief Information Officer at Dine Brands Global, Inc. from 2015 through 2020, where he was responsible for IT transformation and strategy, innovation, and technology delivery, as well as building and enhancing the organization's digital, mobile, social-media and data capabilities focused on growing the business and enhancing the guest experience.

  •
  Ms. Williams served as Chief Executive Officer at National HME, Inc. from 2019 through 2020, and Senior Vice President and Head of International, and a number of other senior management roles, at 7-Eleven, Inc., from 2008 through 2018, where she directed global functions, including merchandising, marketing, logistics, human resources and financial analysis, in addition to global operations, licensing and expansion.

 PRINCIPAL SHAREHOLDERS

          The following table contains information with respect to each person, including any group, known to the Company to be the beneficial owner of more than 5% of the Common Stock as of July 6, 2020 (based on 36,906,773 shares of Common Stock outstanding as of such date). Except as otherwise indicated, the persons listed in the table have the voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc.	4,490,489	(1)	12.1%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group-23-1945930	3,994,893	(2)	10.8%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,312,688	(3)	8.9%
55 East 52nd Street
New York, NY 10055
T. Rowe Price Mid-Cap Growth Fund, Inc.	1,927,400	(4)	5.2%
100 E. Pratt Street
Baltimore, MD 21202

(1)
Based on Schedule 13G/A (Amendment No. 3) filed by T. Rowe Price Associates, Inc. ("T. Rowe Price") with the SEC dated February 14, 2020. Such information indicates that T. Rowe Price has sole voting power over 1,637,032 shares and sole dispositive power over 4,490,489 shares.

(2)
Based on Schedule 13G/A (Amendment No. 10) filed by The Vanguard Group—23-1945930 ("Vanguard") with the SEC dated February 12, 2020. Such information indicates that Vanguard and two wholly owned subsidiaries of Vanguard have sole voting power over 19,518 shares, sole dispositive power over 3,975,128 shares, shared dispositive power over 19,765 shares, and shared voting power over 5,143 shares.

(3)
Based on Schedule 13G/A (Amendment No. 10) filed by BlackRock, Inc. ("BlackRock") with the SEC dated February 5, 2020. Such information indicates that BlackRock and its subsidiaries have sole voting power over 3,170,983 shares and sole dispositive power over 3,312,688 shares.

(4)
Based on Schedule 13G/A (Amendment No. 3) filed by T. Rowe Price Mid-Cap Growth Fund, Inc. ("T. Rowe Price Mid-Cap") with the SEC dated February 14, 2020. Such information indicates that T. Rowe Price Mid-Cap has sole voting power over 1,927,400 shares.

 BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth, as of July 6, 2020 (other than with respect to the 401K Plan shares, which are as of April 30, 2020 as discussed in Footnote 2 below, and with respect to Mr. Handley's shares, which are as of June 23, 2019 as discussed in Footnote 6 below), the beneficial ownership of shares of Common Stock, the only class of capital stock outstanding, by the current directors (including the Board's nominees for election to the Board of Directors), the executive officers named in the Summary Compensation Table, and all current directors, director-nominees, and executive officers as a group (based on 36,906,773 shares of Common Stock outstanding as of such date). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name of Beneficial Owner	Direct Ownership	Shares Subject to Vested Options and RSUs that Vest Within 60 Days(1)	401K Plan Shares(2)	Total Amount and Nature of Beneficial Ownership(3)	Percent of Class
H. Lynn Horak(4)	13,606	688	—	14,294	*
Diane C. Bridgewater	13,133	688	—	13,821	*
Donald E. Frieson	1,552	688	—	2,240	*
Cara K. Heiden(5)	6,041	688	—	6,729	*
David K. Lenhardt	1,552	688	—	2,240	*
Larree M. Renda	10,345	688	—	11,033	*
Judy A. Schmeling	1,486	688	—	2,174	*
Allison M. Wing	998	688	—	1,686	*
Darren M. Rebelez	5,559	—	—	5,559	*
Terry W. Handley(6)	35,472	—	12,187	47,659	*
William J. Walljasper	21,581	18,000	1,080	40,661	*
Julia L. Jackowski	21,035	—	4,712	25,747	*
John C. Soupene	9,457	—	1,049	10,506	*
Chris L. Jones	0	—	159	159	*
All executive officers, directors and director-nominees as a group (20 persons)	155,906	26,504	21,662	204,072	*

  *      Less than 1%

(1)
For each director, other than Mr. Rebelez, consisting of 688 shares that are subject to acquisition within 60 days of July 6, 2020 through the vesting of restricted stock units, but which cannot be presently voted by the directors. For the executive officers, consisting of shares that are subject to acquisition within 60 days of July 6, 2020 through the exercise of stock options, but which cannot be presently voted by the executive officers.

(2)
Consisting of shares allocated to the 401K Plan account of the respective individual as of April 30, 2020 over which the individual exercises voting power. Under the trust agreement creating the 401K Plan, the shares of Common Stock held by the Trustee are voted by the Trustee in accordance with the participants' directions or, if no directions are received, in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions.

(3)
Except as otherwise indicated, the amounts shown are the aggregate numbers of shares attributable to the individual's direct ownership of shares, restricted stock units scheduled to vest and shares subject to the exercise of options within 60 days of July 6, 2020, and 401K Plan shares.

(4)
Includes 200 shares held by Mr. Horak in a separately managed Individual Retirement Account.

(5)
Includes 4,000 shares owned jointly by Ms. Heiden and her spouse, under shared voting and dispositive power.

(6)
Mr. Handley was the Company's President and CEO, and a member of the Board, through June 23, 2019. As such, his beneficial ownership is shown as of that date.

 COMPENSATION DISCUSSION AND ANALYSIS

          The focus of this discussion and analysis is on the Company's compensation philosophies and programs for its named executive officers ("NEOs") for the 2020 fiscal year:

  •
  Darren M. Rebelez, President and Chief Executive Officer
  •
  Terry W. Handley, Former President and Chief Executive Officer
  •
  William J. Walljasper, Senior Vice President and Chief Financial Officer
  •
  Julia L. Jackowski, Senior Vice President—Corporate General Counsel and Secretary
  •
  John C. Soupene, Senior Vice President—Operations
  •
  Chris L. Jones, Senior Vice President—Chief Marketing Officer

          Mr. Walljasper retired as Senior Vice President and Chief Financial Officer on May 31, 2020, and Mr. Bramlage succeeded him as Chief Financial Officer effective June 1, 2020. As a result, Mr. Bramlage is not considered a NEO for the 2020 fiscal year.

          In this section, the word "Committee" refers to the Compensation Committee of the Board and "CEO" refers to Mr. Rebelez, unless specifically noted otherwise.

EXECUTIVE SUMMARY

          The 2020 fiscal year was a successful year for the Company. It included the addition of several talented individuals to its executive officer team, continued repositioning of the Company strategically, and the delivery of strong financial performance. The Committee continued our executive compensation practices with the fundamental objectives of motivating, attracting and retaining top executive talent and creating alignment with our business strategy and linkage to long-term value creation for our shareholders.

          The Committee believes that in 2020 we achieved these objectives and have further positioned the Company for continued future success.

Executive Leadership Changes

          At the beginning of the 2020 fiscal year, Mr. Rebelez, a highly-respected and experienced senior executive in the convenience, restaurant and oil industries, was appointed as President and CEO. In addition, the Company added executive officers Tom Brennan as Chief Merchandising Officer and Chad Frazell as Chief Human Resources Officer, each of whom bring a wealth of knowledge and experience in the convenience, restaurant and/or retail industries.

          After the end of the 2020 fiscal year, the Company continued to add talented individuals to its executive officer team by appointing Ena Williams as Chief Operating Officer, Steve Bramlage as Chief Financial Officer (as noted above) and Adrian Butler as Chief Information Officer.

Alignment of Executive Compensation with 2020 Company Performance and Values

          The Company finished the 2020 fiscal year with strong financial performance, highlighted in-part by a 29% increase in diluted earnings per share (EPS) and a 14.5% increase in stock price—see chart below. These industry leading results overcame the strong headwinds from the unprecedented challenges created by the COVID-19 crisis, which resulted in significant impacts in the Company's operating territory during its fourth fiscal quarter. During this time, the Company focused significant attention on our team members and guests to ensure their safety, health, and economic well-being. Further, we made significant progress on, and achieved excellent results from, our loyalty program and e-commerce platforms, price optimization, unit growth and other strategic initiatives.

          Since both our annual and long-term incentive plans (including the performance-based strategic equity award to our CEO) are strongly aligned with our operating and strategic metrics, the most recent payouts for both plans were above target. The 2020 fiscal year annual incentive plan paid out at 113% of target and the 2018-2020 long-term incentive PSUs paid out at 125% of target for the ROIC PSUs, and 195% of target for the TSR PSUs. The Committee was very proud of our attention to the well-being of our team members and guests, and pleased with the operating results and associated payouts.

          The Committee firmly believes that the executive compensation program is working as intended.

Additional 2020 Executive Compensation and Strategic Highlights

  •
  Our CEO's message to our community during the COVID-19 pandemic demonstrates our commitment to the many stakeholders we serve: "Our primary focus is on the health and well-being of our valued team members and guests, while maintaining business continuity across our nearly 2,200 stores that remain open and continue to serve our communities as critical businesses."

  •
  Say-On-Pay:  At the September 2019 annual shareholders' meeting, the Company's NEO compensation received approval of over 97% of the votes cast, bringing its three-year average Say-on-Pay approval to 97.5% of the votes cast. The Committee believes that the high support from shareholders on our Say-on-Pay proposals were directly as a result of our strong financial and stock performance as well as our aligned executive compensation levels and payouts with those results.

  •
  STIP:  In order to reflect the performance of the Company's key business segments, the Company continued to utilize same-store sales growth and gross profit margin in the "inside sales" and "fuel" categories for part of our annual incentive compensation program. Further, the Company continued to focus on fully diluted EPS as the primary basis of annual incentives, with a minimum level of diluted EPS required before any incentive payment under the program may be earned ("circuit breaker").

  Based on the Company's strong performance during the 2020 fiscal year, in particular diluted EPS and gross profit margin in the fuel category, the NEOs achieved an annual incentive payout equal to 113% of their respective target.

  •
  LTIP:  We maintained the link between executive pay and our long-term financial performance by continuing to utilize long-term incentive awards subject to performance-based vesting conditions in the form of performance-based restricted stock units ("PSUs"). The long-term incentive compensation program ("LTIP") includes annual equity awards with 75% in the form of PSUs, which are based on the Company's average return on invested capital ("ROIC") and total shareholder return ("TSR") over a three-year performance period. No PSUs are earned if minimum performance goals are not achieved and PSUs equal to 200% of target can be received if maximum goals levels are achieved.
    Based on the Company's strong performance over its 2018-2020 fiscal years, in particular our TSR relative to the results of our performance peers, the NEOs received PSUs equal to 125% of target for ROIC PSUs and 195% of target for TSR PSUs (or, 160% of target PSUs in total). Further, the Company's stock price increased from approximately $105 to $151 per share over the three-year period (a 44% increase), resulting in the value of earned PSUs being well-above their target values but appropriately aligned with the Company's financial results and the results received by shareholders.

  •
  Stock Ownership:  Increased the stock ownership requirements for our CEO to 5x base salary (which Mr. Rebelez has nearly achieved within his first year at the Company), and discontinued the practice of counting PSUs in the ownership calculation for all NEOs and other Company officers. The ownership requirements strengthen the alignment of our executives' interests with those of our shareholders beyond the structure of the annual and long-term incentive plans.

  •
  Severance Practices:  As part of its ongoing review of its severances practices, the Committee approved the Casey's General Stores, Inc., Officer Severance Plan, which provides market-competitive severance benefits, and updated its change of control agreements with its NEOs to reduce the severance multiple and provide for a "best-net" approach to Section 280G excise taxes.

  •
  Independent Compensation Consultants:  In order to further our commitment to best practices in corporate governance, the Committee engaged Willis Towers Watson ("WTW"), an independent compensation consulting firm, to assist with executive compensation practices and determinations for the 2020 fiscal year, and in December 2019, engaged Pay Governance, LLC, an independent compensation consulting firm, for such matters moving forward.

 COMPENSATION PHILOSOPHY

          During the 2020 fiscal year, the Committee, in conjunction with WTW and through robust discussions with executive leadership, adopted an executive compensation "philosophy," which expanded-upon the Committee's prior objectives of attracting, motivating and retaining executives, emphasizing pay for performance, and focusing on long-term success and shareholder alignment, as follows:

Executive Compensation Philosophy

Motivates and Rewards Strong Performance	Aligns with Shareholders	Attracts and Retains Talent	Reinforces Risk Management	Clear and Transparent	Strengthens Governance

â	â	â	â	â	â

Create rewards in the short-term and longer-term.	Ensure alignment of interests with Casey's investors.	Attract/retain a range of talent to deliver objectives.	Ensure programs are appropriately risk balanced.	Programs are understandable and simple when possible.	Satisfy the spirit of the law and the letter of the law.

          The strategy for the Committee to execute on its updated compensation philosophy includes the following:

  •
  Motivates and Rewards Strong Performance:  Assess performance holistically; ensure rigorous process are applied in setting targets; payout curve and ranges vary based on volatility/sensitivity of the underlying performance measures, probability of achievement and affordability; and, discretion is a critical tool to assess quality of business.

  •
  Aligns with Shareholders:  The outcomes of our executive compensation philosophy yield an appropriate balance of returns between team members and shareholders; for top executives, provide meaningful equity compensation; select vehicles that align with investors (both upside and downside); and, encourage share ownership.

  •
  Attracts/Retains Talent:  Provide pay opportunities aligned with market that can attract appropriate individuals; deliver appropriate pay mix (long-term v. short-term, cash v. equity); and, pay the right amount for talent within any given role.

  •
  Reinforces Risk Management:  Assess performance quantitatively and qualitatively; alignment of performance measures with strategy; ensure compensation decisions reflect behavior and control input; and, strong governance and oversight.

  •
  Clear and Transparent:  Provide clear and transparent communications; and, incentive compensation structure should be easy to understand while meeting other principles.

  •
  Strengthens Governance:  Reliance on high-quality supporting documentation; allow ample time to consider key factors that impact compensation; and, maintain effective lines of communication between the Committee and management.

 CORPORATE GOVERNANCE BEST PRACTICES

          Our executive compensation practices support good governance and discourage excessive risk-taking. The Committee evaluates the program on an ongoing basis to ensure that it is consistent with short-term and long-term goals in combination with strong ties to our strategic direction. Highlights include:

What we Do	What we Don't Do

✓ Pay for performance: A significant portion of NEO compensation is tied to the Company's financial performance and is "at-risk".

✓    Reasonable balance between short-term and long-term incentives: A reasonable balance between cash and stock, fixed and variable compensation, short- and long-term compensation, and performance- and service-based awards, discourages short-term risk taking at the expense of long-term results. Annual grants of RSUs and PSUs vest three years after the grant date based on the achievement of service-based and, in the case of PSUs, performance-based goals.

✓    Multiple performance metrics: Both the annual and long-term incentive programs use multiple performance metrics. This approach discourages excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company.

✓    Engagement of independent advisor: The Committee directly retains an independent compensation consultant to advise on the executive compensation program and practices.

✓    Clawback policy: Permits the Company to recoup certain compensation payments or equity awards in the event of a substantial or material restatement of the Company's financials.

✓    Double-trigger protection: The Company maintains change of control agreements with each officer that provide for severance benefits following a change in control only in the event that such officer is terminated without cause or resigns for good reason. The 2018 Stock Incentive Plan provides similar "double-trigger" protection.

✓    Share ownership requirements: Meaningful requirements are in place for executives based on multiples of base salary.

☒ No guaranteed incentive payments: We do not provide guaranteed annual incentive payments to any of our NEOs. Other than base salaries, none of our NEOs' compensation for the 2020 fiscal year was guaranteed.

☒    No excessive benefits or perquisites: The Company does not maintain enhanced health benefits for its executives and does not permit excessive perquisites.

☒    No tax gross-ups: No tax gross-ups are paid to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☒    No re-pricing of stock options: Underwater stock options may not be repriced without shareholder approval. Additionally, stock options may only be granted at 100% of fair market value.

☒    No hedging or pledging of Company stock: The Company prohibits the hedging of Company stock and other short-term or speculative transactions as well as the pledging of Company stock unless approved in advance by the compliance officer.

☒    No payment of dividends on equity awards: Equity-based awards granted in the 2020 fiscal year do not pay dividends until the underlying awards become payable.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Process for Determining Executive Compensation

Committee and the Board	Compensation Consultant	Role of Management	Use of Peer Groups	Competitive Compensation Analysis

  •
  Committee and the Board:  The Committee oversees our executive compensation program, and specifically, is charged with recommending base salary increases and the terms of the annual incentive program for our NEOs for the Board's consideration, determining the terms of the long-term incentive compensation program and approving grants of equity-based awards. The Committee uses competitive market data, performance results, input from its compensation consultant, when applicable, and its judgment and experience when setting compensation levels and designing reward programs. The Committee also weighs the level of shareholder support for the program, as demonstrated by the Say-On-Pay vote, which, for last year, was over 97% of the votes cast.

  The Board is responsible for approving base salary increases for our NEOs and approving the performance goals under our annual incentive compensation program, which are first reviewed and recommended by the Committee, as noted above. The Board also approves the short- and long-term operating plan that our executive team prepares, which contain strategic business goals and objectives to inform the performance goals used under the annual incentive and long-term incentive compensation programs.

  •
  Compensation Consultant:  The Committee has the authority under its Charter to engage outside advisors to assist the Committee in its review, development and evaluation of executive compensation, equity compensation plans and other matters within its responsibility.

  As such, the Committee directly engaged WTW to advise it regarding certain executive compensation matters for the 2020 fiscal year, including review and refinement of the Compensation Peer Group (defined below), which was used as a reference for compensation decisions for the 2020 fiscal year; a competitive compensation analysis, including executive benefits; analysis of executive severance pay and change of control practices; development of the Committee's expanded compensation philosophy; updated stock ownership requirements; analysis with respect to Mr. Rebelez's total compensation as CEO, including base and incentive pay, relocation benefits, and his one-time make-whole and special strategic equity grants; and, attendance at Committee meetings, when necessary.

  Consistent with its Charter, the Committee regularly evaluates the compensation consultants it uses to assist it in the review, development and administration of the Company's compensation programs. As part of that assessment in the 2020 fiscal year, the Committee reviewed the services and capabilities of several prominent executive compensation advisory firms that focus exclusively on executive compensation consulting and provide no other services that may present a conflict of interest. After evaluating each firm and interviewing the consultants that would serve the Committee, it retained Pay Governance, LLC as its new independent compensation consultant in December 2019. Pay Governance's involvement during the 2020 fiscal year included advising the Committee on the Company's long-term incentive practices, including the Company's incentive plan metrics; assisting in the development of the CEO's performance evaluation tool; analyzing the alignment between the Company's performance and the CEO's realizable pay and supporting the Chair in developing a comprehensive Committee calendar.

    The Committee assessed the independence of WTW and Pay Governance and did not identify any conflict of interest that would prevent either consultant from independently advising the Committee.

  •
  Role of Management:  In periodic meetings with the Committee, the CEO provides his views as to the individual performance of the other executive officers. The Committee solicits his recommendations with respect to the other NEOs' compensation, including base salary increases. However, the CEO's own compensation is determined by the Committee and the Board. The CEO is assisted in his evaluations by the Human Resources team, who provides the CEO with information to support his determinations as to each executive officer's performance. The Chief Financial Officer and his team are integrally involved with setting the Company's strategic financial goals for each fiscal year, which inform the performance goals utilized under the annual incentive and long-term incentive programs.

  •
  Use of Peer Groups:  Consistent with its recent practice in prior fiscal years, for the 2020 fiscal year, the Committee utilized two peer groups—a "Compensation Peer Group" which was used as a reference for compensation decisions related to the 2020 fiscal year, including evaluating and determining the compensation arrangements for Mr. Rebelez, and a "Performance Peer Group" used to determine the payout for the Company's PSUs based on its relative total shareholder return ("TSR") results.

  For the 2020 fiscal year compensation decisions, the Compensation Peer Group, which was formally re-evaluated by the Committee after input and analysis by WTW, included the following 18 companies:

Advance Auto Parts, Inc.	Delek US Holdings, Inc.	Sunoco LP
AutoZone, Inc.	Dollar Tree, Inc.	The Andersons, Inc.
Big Lots, Inc.	Ingles Markets, Inc.	Tractor Supply Company
Brinker International, Inc.	Murphy USA, Inc.	United Natural Foods, Inc.
Core-Mark Holding Company, Inc.	O'Reilly Automotive, Inc.	Weis Markets, Inc.
Cracker Barrel Old Country Store, Inc.	Sprouts Farmers Market, Inc.	Yum! Brands, Inc.

    Certain factors used in establishing the Compensation Peer Group included evaluating companies with a similar business, product and/or marketing mix or industry focus; those with revenue ranges between approximately 50% to 200% of the Company's revenue (the revenue of the median company at the time of the evaluation was $7.25 billion, or approximately 80% of the Company's revenue in the 2020 fiscal year); those that are publicly traded; those where the mix of compensation consists of similar components; and, those with whom the Company competes for talent.

    The Performance Peer Group, used to establish the relative TSR performance, included the following 21 companies for the 2020 fiscal year:

Brinker International, Inc.	Ingles Markets, Inc.	The Andersons, Inc.
Core-Mark Holding Company, Inc.	Murphy USA, Inc.	The Kroger Co.
Cracker Barrel Old Country Store, Inc.	O'Reilly Automotive, Inc.	Tractor Supply Company
Delek US Holdings, Inc.	Papa John's International, Inc.	TravelCenters of America, Inc.
Dollar General Corporation	Smart & Final Stores, Inc.	United Natural Foods, Inc.
Dollar Tree, Inc.	Sprouts Farmers Market, Inc.	Weis Markets, Inc.
Domino's Pizza	Sunoco LP	Yum! Brands, Inc.

    The Performance Peer Group consists of companies that generally meet the following criteria: a similar business, product and/or marketing mix or industry focus (including those operating gas and convenience stores or gas companies with a significant presence in retail distribution through the convenience store model—i.e., direct industry comparisons; and those that reflect a similar business model in the food distribution or retail food business segments with an emphasis on customer service—i.e., indirect industry comparisons); and, those that are publicly traded.

  •
  Competitive Compensation Analysis:  For the 2020 fiscal year, the Company continued its move toward greater pay differentiation and a market-based approach for determining total compensation for its NEOs. To that end, WTW analyzed data with respect to the Compensation Peer Group and other survey data in order to create competitive market ranges (i.e., 25th, 50th and 75th percentile) with respect to the design features and value of each element of our executive compensation program. The survey data was derived from WTW's proprietary U.S. Compensation Data Bank (CDB) General Industry and Retail/Wholesale Executive Compensation Surveys.

  The competitive compensation analyses that WTW provided related to the following elements of compensation for each executive officer: base salary, annual incentives, long-term incentives and executive benefits.

  The Committee reviewed the competitive compensation analyses provided by WTW to assess the design of our incentive programs and the competitiveness of the total compensation offered to the Company's executives.

  While the Committee relies on such data to inform its determinations with respect to each element of compensation, it does not consider such data sufficient for a full evaluation of appropriate compensation for any individual executive officer. Accordingly, the Committee has not set a "benchmark" to such data for any executive officer, although it does consider where the Company's total executive compensation program falls in the spectrum of competitive compensation data. The Committee considers several other factors when setting compensation, including the executive officer's individual performance, length of service, importance of role, and internal pay equity.

 COMPONENTS OF THE COMPENSATION PROGRAM

          Our compensation program for the 2020 fiscal year had four primary components:

Base Salary	Annual Incentive Compensation	Long-Term Incentive Compensation	Benefits and Perquisites

â	â	â	â

Attracts and retains executives by providing a baseline of compensation commensurate with role, tenure and long-term individual performance.	Rewards company-wide achievements.	Attracts and retains key contributors with a focus on long-term achievement and actual company performance.	Provides competitive benefits without awarding excessive executive perquisites.

Overview

          Compensation Objectives for Mr. Rebelez's Appointment as President/CEO:    The Committee determined that it would be in the best interests of our shareholders to align Mr. Rebelez's compensation with performance metrics that are key indicators of the Company's success over both short-term and long-term periods and to ensure his compensation is competitive and in-line with market practices. To that end, the Committee, in consultation with WTW, reviewed data with respect to the Compensation Peer Group, other survey data derived from WTW's proprietary U.S. Compensation Data Bank (CDB), and market practice among a larger pool of companies with respect to hiring an external CEO. The Committee considered annual compensation components, including base salary, target annual cash and long-term incentives, as well as severance and change of control benefits, relocation payments and make-whole awards for long-term incentives that Mr. Rebelez was forfeiting from his former employer (aside from his make-whole award, Mr. Rebelez did not receive any sign-on or other inducement awards). The Committee's objective was to create an initial target compensation package (excluding one-time payments) between the 25th and 50th percentiles based on market data, which would be more heavily weighted toward long-term incentive compensation. The Committee also determined it was important to provide Mr. Rebelez with an appropriate relocation package that would allow him to relocate from California to the Des Moines metropolitan area with minimal disruption and financial burden.

          The details of Mr. Rebelez's compensation are provided under the applicable components, below.

          Overall Pay Mix for NEOs:    A significant portion of each NEO's compensation is incentive-based and at-risk, with the only fixed compensation during the 2020 fiscal year being base salary (excluding benefits). The following illustrates the current mix of incentive-based/at-risk compensation, at target, compared to base salary, for the 2020 fiscal year (other than for Mr. Handley; and, for Mr. Rebelez, illustrates his mix both with and without his one-time make-whole and special strategic equity grants):

          While the Company does not have a prescribed pay mix that it attempts to achieve for each NEO, the Committee believes that the current mix, which is derived from our compensation philosophy and market data, appropriately balances short-term and long-term business goals and aligns the interests of our NEOs with our shareholders.

Base Salary

          The Company pays its executive officers competitive base salaries as one part of a total compensation program to attract and retain talent but does not use base salary increases as the primary means of recognizing talent and performance. Base salaries for the NEOs are determined primarily on the basis of experience, performance, individual responsibilities, impact on the Company, and, as noted below, the Company's performance.

          Consistent with past practice, for the 2020 fiscal year, our CEO (at the time, Mr. Handley) reviewed the base salaries of all officers, including our NEOs (other than himself, and Mr. Rebelez), in connection with their performance reviews, with assistance in such review provided by the Human Resources team. Based on each officer's performance review and the review of their base salary information and the competitive compensation analyses provided by WTW, recommendations were developed for the individual base salaries for all of the officers, including our NEOs (other than Mr. Handley and Mr. Rebelez). Those recommendations were then provided to the Committee, who considers those recommendations and recommends the new base salaries to the Board for approval, typically in June of each fiscal year.

          The Committee also relies on data provided by WTW with respect to the Compensation Peer Group in order to determine our NEOs' base salaries. Evaluations of individual performance and the importance of each NEO's role have been key in differentiating between executives and applying the competitive compensation analyses. As noted above, the Board determines the CEO's compensation, including base salary, based on the Committee's recommendation.

          As illustrated in the table below, the following are the base salaries of the NEOs for the 2019-2020 fiscal years (with such amounts annualized in the event a NEO was not employed for the entire fiscal year):

Executive	2019 Fiscal Year Base Salary	2020 Fiscal Year Base Salary	% Increase From 2019 to 2020 Fiscal Year
Darren M. Rebelez	—	$950,000	—
Terry W. Handley	$925,000	$925,000	0%
William J. Walljasper	$595,000	$613,000	3.0%
Julia L. Jackowski	$592,500	$592,500	0%
John C. Soupene	$440,000	$453,200	3.0%
Chris L. Jones	$435,000	$450,000	3.4%

          In the aggregate, the base salaries for the NEOs for the 2020 fiscal year were slightly below (but within 5% of) the market median, consistent with the Company's compensation philosophy.

Annual Incentive Compensation

          The NEOs participate in an annual incentive compensation program (the "Annual Incentive Program"), the purpose of which is to reward efforts made during the fiscal year toward the Company's achievement of certain performance goals. The Committee believes that it is important for the executive officers to function as a cohesive team, and therefore establishes the performance goals on the basis of the Company's performance as a whole.

          The annual incentive opportunity for the 2020 fiscal year was based on (i) diluted EPS (50%), (ii) the Company's same-store sales growth and gross profit margin for the fuel category (20%), and (iii) the Company's same-store sales growth and gross profit margin for the inside sales categories (30%). A "circuit breaker" was also utilized, under which a minimum level of diluted EPS was required before any incentive payment could be earned.

          The payout at target for each NEO, which was based in-part on market data provided by WTW, is set forth in the table below, and consists of an overall payout range from 0% to 200% of target depending on performance. Below the threshold level, there is no payout. Achievement of threshold levels results in payouts of 50% of the target payout, and achievement of maximum levels results in payouts of 200% of the target payout. All incentive payments earned under the Annual Incentive Program are paid in cash.

Executive	Target Annual Incentive Compensation as a Percentage of Salary
Darren M. Rebelez	100%
Terry W. Handley	—
William J. Walljasper	70%
Julia L. Jackowski	65%
John C. Soupene	70%
Chris L. Jones	65%

          In the aggregate, the 2020 fiscal year Annual Incentive Plan target payout percentages were slightly below (but within 10% of) market median annual incentive targets, consistent with the Company's compensation philosophy.

          As described below, based on the Company's performance during the 2020 fiscal year, in particular diluted EPS and gross profit margin in the fuel category, the NEOs achieved an Annual Incentive Program payout equal to 113% of their respective target, with the exception of Mr. Handley, who did not participate in the 2020 fiscal year Annual Incentive Program because he separated effective June 23, 2019, prior to the end of the fiscal year.

  Annual Incentive Financial Metrics

          As noted above, for the 2020 fiscal year, the Company linked the Annual Incentive Program to the following three metrics, each of which is closely tied to the execution of strategic business objectives, the resulting financial performance and the impact on the returns earned by shareholders:

  1.
  Diluted EPS (50%): The growth of diluted EPS is related to the growth of shareholder value and is an important measure used by the investment community to evaluate our financial performance. Long-term sustained growth should positively impact our share price and market capitalization.

  2.
  Fuel (same-store sales growth and gross profit margin) (20%): As the Company's largest revenue product, fuel sales are a critical component of our revenue and earnings. Over the past three fiscal years, on average, our fuel revenues accounted for approximately 61% of total revenue and our fuel gross profit accounted for approximately 25% of total gross profit.

  3.
  Inside sales (same-store sales growth and gross profit margin) (30%): Inside sales includes a combination of the Company's "prepared food and fountain" and "grocery and other merchandise" categories, which historically have consisted of the Company's highest margin products. Over the past three fiscal years, on average, these categories have accounted for approximately 39% of the Company's total revenue, but have resulted in approximately 75% of total gross profit.

          Same-store sales growth and gross profit margin are non-GAAP measures and are calculated as follows:

  •
  Same-Store Sales:  For purposes of these calculations, "same-store sales" includes aggregated individual store results for all stores open throughout a particular period. For example, when comparing annual data, the store must be open for each entire fiscal year being compared. Remodeled stores that remained open or were closed for just a very brief period of time (i.e., less than a week) during the period being compared remain in the same-store sales comparison. If a store is replaced, either at the same location (i.e., razed and rebuilt) or relocated to a new location, it is removed from the comparison until the new store has been open for each entire period being compared. Newly constructed and acquired stores do not enter the calculation until they are open for each entire period being compared. For a further discussion of our "same-store sales" comparison, see our "MD&A" in Item 7 of the Company's Form 10-K filing with respect to the 2020 fiscal year.

  •
  Growth:  In both the fuel and inside sales categories, the same-store sales growth metric is equal to the percentage increase in same-store sales from the prior fiscal year (i.e., the 2019 fiscal year). The same-store sales growth for the inside sales category is calculated based on each year's revenue (i.e., dollars). However, the same-store sales growth for the fuel category is calculated based on number of gallons sold instead of revenue in order to account for the volatility of fuel prices.

  •
  Gross Profit Margin:  In the case of fuel, gross profit margin with respect to the 2020 fiscal year was equal to total revenue with respect to same-store fuel sales less total cost with respect to such sales (exclusive of depreciation and amortization) divided by the number of gallons sold. In the case of inside sales, gross profit margin with respect to the 2020 fiscal year was equal to total revenue with respect to same-store inside sales less total cost in respect of such sales (exclusive of depreciation and amortization) divided by total revenue with respect to such sales.

  Annual Incentive Goal Setting

          Each fiscal year, our management team, which includes our NEOs, officers and members of our finance and other teams, prepare its annual strategic business goals and objectives in the form of an annual operating/financial plan for the Company (the "Operating Plan"). The goals and objectives are designed to ensure that our short-term revenue and unit growth objectives are met or exceeded in a manner that is consistent with long-term shareholder value creation. The Chief Financial Officer and his team are closely involved with setting the Company's financial targets that are incorporated into the Operating Plan.

          The Committee reviews the Operating Plan and estimates the operational and financial results for the fiscal year that would result from meeting the Operating Plan in terms of same-store sales, gross profit margin and diluted EPS. These pro forma results become the target performance levels for each metric under the Annual Incentive Program. Threshold and maximum performance goals are then set by the Committee, with the intent of providing reasonable upside opportunity and downside risk. Lastly, a "circuit breaker" is established, under which a minimum level of diluted EPS is required before any incentive payment under the Annual Incentive Program may be earned.

          In making these determinations, the Committee seeks to adopt target goals that can be achieved with consistent superior performance throughout the year, so that both exceptional results above the target goal and results that are slightly less than the target goal, but which still represent acceptable performance, are rewarded to some extent. The Committee also considers the specific circumstances facing the Company during the year and expectations regarding diluted EPS and Company performance. The Committee then submits these goals and objectives to the Board for approval, typically in June.

          The chart below summarizes the metrics and performance goals for the 2020 fiscal year:

	Circuit Breaker	Threshold	Target	Maximum
1. Diluted EPS	$5.16	$5.46	$6.07	$7.28
2. Fuel
Same-store sales growth(1)		(0.8)%	0.6%	2.0%
Gross profit margin(2)		$0.204	$0.220	$0.236
3. Inside sales
Same-store sales growth(1)		1.3%	3.5%	5.8%
Gross profit margin(2)		41.2%	41.8%	42.4%

(1)
Equal to the percentage increase in sales as compared to the previous fiscal year (i.e., the 2019 fiscal year), with sales measured in gallons sold, in the case of the fuel category, in order to account for volatility in fuel prices, and in revenue, in the case of the inside sales category.

(2)
Equal to total revenue with respect to same-store fuel sales or same-store inside sales, as applicable, less total cost with respect to such sales (exclusive of depreciation and amortization) divided by gallons sold, in the case of fuel, and by revenue, in the case of inside sales.

          As a reflection of the Company's expected continuous performance improvement, the performance goals for the 2020 fiscal year, at target, all exceeded the respective goals established for the 2019 fiscal year, other than the fuel same-store sales category. The reduction in the fuel same-store sales goal reflects the Company's evolving fuel strategy around fuel price optimization, which is a more proactive and balanced approach between fuel gallons sold and fuel gross profit margin, in order to grow profitability, which has partially led to higher fuel margins (which increase is reflected in the above goals, as well) and lower same-store fuel gallons.

  Annual Incentive Payout Levels

          As noted above, the potential payout under the Annual Incentive Program for each NEO is represented as a percentage of base salary. The Committee selected varying levels to incorporate differentiation based on job duties and responsibilities. In doing so, the Company has maintained that a significant portion of each NEO's total potential compensation is tied to the financial performance of the Company.

          The potential payout at target with respect to the 2020 fiscal year for each NEO is as follows: Mr. Rebelez, 100% ($950,000); Mr. Walljasper, 70% ($429,100); Ms. Jackowski, 65% ($385,125); Mr. Soupene, 70% ($317,240); and, Mr. Jones, 65% ($292,500). The target is then applied against each of the following individual percentages, which correspond to the achievement of the performance goals set forth above.

          The following table reflects the weighting of each performance metric:

Payout Formula (as a % of the target potential payout)

	Circuit Breaker	Threshold	Target	Maximum
1. Diluted EPS	$5.16	25%	50%	100%
2. Fuel
Same-store sales growth		5%	10%	20%
Gross profit margin		5%	10%	20%
3. Inside sales
Same-store sales growth		7.5%	15%	30%
Gross profit margin		7.5%	15%	30%

		50%	100%	200%

          If the diluted EPS "circuit breaker" is not achieved, no incentive payment is earned under the Annual Incentive Program, regardless of the achievement level of the other individual goals.

  2020 Fiscal Year Annual Incentive Results

          Despite the unprecedented challenges provided by the COVID-19 crisis, which began in earnest in the Company's geographic territory in the middle of its fourth fiscal quarter, the Company's overall financial performance for the 2020 fiscal year was strong, highlighted by diluted EPS of $7.10 per share and gross profit margin in the fuel category of $.268 per gallon. The chart below summarizes the performance goals compared to the actual results in each respective category for the 2020 fiscal year, and the corresponding payout as a percentage of the target base salary for each respective category:

Performance Goals v. FY20 Actual Results

	Circuit Breaker	Threshold	Target	Maximum	FY20 Actual Results	FY20 Payout Formula
1. Diluted EPS	$5.16	$5.46	$6.07	$7.28	$7.10	93%
2. Fuel
Same-store sales growth		(0.8)%	0.6%	2.0%	(5.1)%	0%
Gross profit margin		$0.204	$0.220	$0.236	$0.268	20%
3. Inside sales
Same-store sales growth		1.3%	3.5%	5.8%	0.8%	0%
Gross profit margin		41.2%	41.8%	42.4%	40.8%	0%

						113%

          As such, the payout under the Annual Incentive Program for each NEO is equal to 113% of their respective target payout, resulting in the following payments:

Executive	2020 Fiscal Year Target Payout	2020 Fiscal Year Actual Payout

Darren M. Rebelez	$950,000	$1,073,500
Terry W. Handley	$925,000	—
William J. Walljasper	$429,100	$484,883
Julia L. Jackowski	$385,125	$435,191
John C. Soupene	$317,240	$358,481
Chris L. Jones	$292,500	$330,525

          As noted above, Mr. Handley did not receive a 2020 fiscal year Annual Incentive Program payout because his employment ended June 23, 2019, prior to the end of the fiscal year.

  Five-Year Annual Incentive Payout History (as a percentage of target)

          The Company's Annual Incentive Program, over the past five fiscal years, has resulted in the following payments to the respective NEOs as a percentage of their applicable target for that particular fiscal year:

2016 Fiscal Year	2017 Fiscal Year	2018 Fiscal Year	2019 Fiscal Year	2020 Fiscal Year
166%	0%	0%	128.7%	113%

          For the 2017 and 2018 fiscal years, no payments were earned as a result of the Company not achieving the applicable "circuit breaker" under that year's Annual Incentive Program, even though certain individual components were achieved at payable levels.

Long-Term Incentive Compensation

  Long-Term Incentive Compensation Program

          A significant portion of NEO compensation is delivered through equity awards granted annually under the Company's long-term incentive compensation program (the "LTIP").

          For the 2020 fiscal year, the NEOs (other than Mr. Handley) were granted 25% of their LTIP award in the form of RSUs and 75% in the form of PSUs, with half of the PSUs subject to performance goals based on return on invested capital ("ROIC") and half subject to performance goals based on TSR relative to the Performance Peer Group. The PSUs result in zero payout if the Company does not achieve its ROIC and relative TSR performance goals over the three-year performance period (as described below) and 200% payout if the Company achieves applicable performance goals at maximum levels. The 25%/75% weighting is based on the competitive compensation analyses performed by WTW and demonstrates alignment between management and shareholder interests.

          The combination of time and performance-based awards serves the Company's long-term objectives, as follows:

  •
  RSUs:  Supports talent attraction and retention objectives and balances the inherent challenges associated with PSUs, as non-controllable and highly variable external factors may affect the achievement of the Company's performance metrics.

  •
  PSUs:  Rewards executives for meeting key financial goals that are important to the long-term performance of the Company. Because the Company seeks to enlarge its operating footprint,

    the Committee believes that ROIC is a particularly useful measure of management's effectiveness in creating value for our shareholders by measuring the Company's returns on capital expenditures. Relative TSR measures the long-term success of the Company while normalizing external, macroeconomic factors that fall outside of the Company's control.

          Both the RSUs and PSUs granted under the 2020 LTIP cliff-vest after three years (i.e., on June 15, 2022, and for Mr. Rebelez, on June 24, 2022), subject to continued employment through such vesting date, except as otherwise set forth in the applicable award agreement.

          The value of the RSU and PSU awards at target, which was based in-part on market data provided by WTW, is set forth in the table below.

Executive	Target LTIP as a Percentage of Salary
Darren M. Rebelez	275%
Terry W. Handley	—
William J. Walljasper	125%
Julia L. Jackowski	110%
John C. Soupene	125%
Chris L. Jones	110%

          The PSUs awarded represent a target amount, with the actual number of shares earned ranging from 0% to 200% of each target, depending on the Company's performance in the ROIC and relative TSR metrics. Below the threshold level, there is no payout with respect to PSUs. Achievement of threshold levels results in payouts of 50% of the target payout, and achievement of maximum levels results in payouts of 200% of the target payout. The target, threshold and maximum performance levels are set to present our NEOs with reasonable upside and downside reward opportunities which align with typical market practices. In the aggregate, the 2020 fiscal year LTIP target payout percentages were below (but within 15% of) market median long-term incentive targets.

          As with the Annual Incentive Program, the performance goals under the LTIP are derived from the Operating Plan and approved by the Committee, typically in June of each year. However, for the 2020 fiscal year LTIP, the performance goals for the ROIC PSUs were not approved until December, after the management team had the opportunity to fully evaluate and develop the Company's updated long-term strategic plan with Mr. Rebelez as President and CEO, which plan in-part, was the basis for the ROIC performance goals.

  Financial Metrics for LTIP PSUs

  •
  ROIC:  For purposes of the LTIP, ROIC for each fiscal year is calculated as operating income after depreciation and tax, divided by average invested capital for that fiscal year. All of the following ROIC inputs come directly from the audited financial statements: "operating income" equals gross profit less operating expenses; "depreciation" equals depreciation and amortization; "tax" equals operating income less depreciation multiplied by the effective tax rate where "effective tax rate" equals federal and state income taxes divided by income before income taxes; "average invested capital" equals the summation of notes payable to banks, current maturities of long-term debt, long-term debt, net of current maturities, and total shareholders' equity for the current fiscal year and the previous fiscal year divided by two.

  •
  Relative TSR:  For purposes of the LTIP, TSR means the change in the value, expressed as a percentage of a given dollar amount invested in an applicable peer company's most widely publicly traded stock over the three-year performance period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in additional stock of the company. The Company's TSR is then compared to the TSR of the Performance Peer Group, as described below.

  2020 Fiscal Year LTIP Awards

          As noted above, the value of the LTIP award, at target on the applicable award date, is represented as a percentage of base salary, as follows: Mr. Rebelez, 275% ($2,612,500); Mr. Handley, —; Mr. Walljasper, 125% ($766,250); Ms. Jackowski, 110% ($651,750); Mr. Soupene, 125% ($566,500); and, Mr. Jones, 110% ($495,000); resulting in the following number of units awarded, at target:

NEO	RSUs Subject to Time-Based Goals(1)(2)	PSUs Subject to ROIC Goals (at target)(1)(2)	PSUs Subject to Relative TSR Goals (at target)(1)(2)
Mr. Rebelez	4,241	6,362	4,124
Mr. Handley(3)	—	—	—
Mr. Walljasper	1,456	2,183	1,661
Ms. Jackowski	1,238	1,857	1,412
Mr. Soupene	1,076	1,614	1,228
Mr. Jones	940	1,411	1,073

(1)
The number of RSUs and the target number of PSUs subject to ROIC goals were determined by dividing the value of the award approved by the Committee by the closing price of a share of Common Stock on the applicable award date ($131.60; and for Mr. Rebelez, $154.01). The target number of PSUs subject to relative TSR, as set forth above, was determined based on a "Monte Carlo" valuation as of the award date.

(2)
RSUs Subject to Time-Based Goals: These units represent 25% of the overall value of each NEO's LTIP award. The units vest in full on June 15, 2022 (and for Mr. Rebelez, on June 24, 2022), subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement and are not subject to achievement of performance goals.

PSUs Subject to ROIC Goals:    These units represent 37.5% of the overall value of each NEO's LTIP award, vest in full on June 15, 2022 (and for Mr. Rebelez, on June 24, 2022), subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are subject to adjustment based on the Company's performance. The final number of units earned will be based on the Company's three-year average ROIC achievement over a three-year performance period, which includes the 2020-2022 fiscal years (the "Performance Period"). The number of units awarded to each NEO is based on the Company's achievement of threshold (50% awarded), target (100% awarded) and maximum (200% awarded) ROIC goals over the Performance Period.

PSUs Subject to Relative TSR Goals:    These units represent 37.5% of the overall value of each NEO's LTIP award, vest in full on June 15, 2022 (and for Mr. Rebelez, on June 24, 2022), subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are subject to adjustment based on the Company's performance. The final number of units earned will be based on the Company's TSR during the Performance Period relative to the Performance Peer Group. At the end of the Performance Period, members of the Performance Peer Group will be ranked highest to lowest according to each member's TSR over the Performance Period. The Company's percentile rank will be determined based on linear interpolation by reference to the two members of the Peer Group whose TSRs are immediately above and below the Company's TSR. The number of units awarded to each NEO is based on the Company's achievement of threshold (the 25th percentile, 50% awarded), target (the 50th percentile, 100% awarded) and maximum (the 80th percentile or higher, 200% awarded) TSR performance over the Performance Period. In addition, if the Company's TSR over the Performance Period is negative, then the payout is capped at target (100% awarded), and if the Company's TSR over the Performance Period is 50% or higher, then the payout will not be less than target (100% awarded), in each case, regardless of the Company's percentile rank.

(3)
Mr. Handley did not receive a 2020 fiscal year LTIP award due to his separation effective June 23, 2019.

  Payout of the 2018 Fiscal Year LTIP Awards

          On April 30, 2020, the Company completed the three-year performance period for the LTIP awards granted for the 2018 fiscal year (which awards had the same structure/components as the 2020 fiscal year LTIP awards, as described above), which covered the 2018-2020 fiscal years (i.e., May 1, 2017 through April 30, 2020). This was the first completed three-year performance cycle under the Company's current LTIP structure (which starting in the 2018 fiscal year began incorporating significant performance-based components).

          In June 2020, the Committee evaluated performance against the goals for ROIC and relative TSR for the applicable performance period and certified payout for the PSUs as follows:

	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Results	% of Target Earned
ROIC (%)	8.5%	9.3%	10.5%	9.6%	125.0%
Relative TSR (percentile rank)	25th	50th	80th	78.4th	195.0%

          For purposes of evaluating the Company's ROIC performance, re-measurement of net deferred tax liabilities resulting from the Tax Cuts and Jobs Act enacted on December 22, 2017 (i.e., tax reform), was excluded. Actual TSR over the three-year performance period was 34%, which ranked 6th out of the 23 (of an original 30) companies remaining in the applicable performance peer group from the 2018 fiscal year. During this time, the Company's stock price increased from approximately $105 to $151 per share.

          These awards vested on June 15, 2020, along with the time-based RSUs granted under the 2018 fiscal year LTIP.

  Other 2020 Fiscal Year Equity Awards to Mr. Rebelez

          Consistent with the Committee's efforts to provide a competitive, external-hire CEO compensation package, and after consultation with WTW, Mr. Rebelez, through his employment agreement, was granted a one-time "make-whole" equity-based award (the "Make-Whole Award"), which replaced the value of long-term incentive compensation that he forfeited when he left his prior employer, Dine Brands Global, Inc., to join the Company as its President and CEO. Aside from the Make-Whole Award, Mr. Rebelez did not receive any sign-on or other inducement awards.

          The Make-Whole Award, granted on June 24, 2019, consisted of an award of RSUs with a grant date value equal to $3,850,000 and an award of PSUs with a target grant date value equal to $1,850,000, resulting in the following number of units awarded, at target:

RSUs Subject to Time-Based Goals	PSUs Subject to Relative TSR Goals (at target)
24,999	7,787

          The RSUs vest in equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Rebelez's continued employment, which was intended to better align with the vesting dates that were applicable to his forfeited equity incentive compensation. The PSUs will cliff-vest between 0% and 200% of target on June 24, 2022, generally subject to Mr. Rebelez's continued employment and subject to the achievement of relative TSR performance goals over a three-year performance period (fiscal years 2020-2022), consistent with the relative TSR component of the Company's 2020 LTIP, as described above.

          As one of its key strategic pillars, the Company is in the process of a comprehensive digital transformation, which includes the launch of its e-commerce and loyalty platforms. These are designed to establish seamless digital engagement between the Company and its guests, while providing the Company the ability to derive guest insights and data to further meet its guests' expectations. The Committee believes these strategic digital initiatives are critical to the long-term success and growth of the Company. As a result, consistent with its pay-for-performance philosophy, and after consultation with WTW, the Committee also granted Mr. Rebelez a one-time special strategic equity-based award (the "Special Strategic Grant") during the 2020 fiscal year, intended to incentivize these initiatives.

          The Special Strategic Grant, granted on December 23, 2019, consists of a target award of 5,000 PSUs, with: (i) up to 2,500 PSUs subject to vesting based on a net increase in the number of members enrolled in the Company's loyalty program—Casey's Rewards—based on the number of members as of December 31, 2020 as compared to December 1, 2019. In the event of a net increase of at least 200%, this goal will be achieved with respect to 75% of such PSUs, and in the event of a net increase of at least 300%, with respect of 100% of such PSUs; and (ii) up to 2,500 PSUs subject to vesting based on an increase in the number of e-commerce transactions by the Company's customers during calendar year 2020. In the event of an increase of at least 40%, this goal will be achieved with respect to 75% of such PSUs, and in the event of an increase of at least 50%, with respect to 100% of such PSUs. Following achievement of the performance goals, the PSUs remain subject to service-based vesting, which will occur one-third on each of January 15, 2021, 2022 and 2023, generally subject to Mr. Rebelez's continued employment.

  Retirement Provisions for Long-Term Incentive Awards

          The long-term incentive equity award agreements contain retirement provisions which provide for a "rule of 65" (55 years of age + 10 full years of service) and "rule of 75" (age + full years of service), whereby if either rule is satisfied, a participant who separates by reason of normal retirement will retain all of his or her unvested RSUs and PSUs, which will vest as originally scheduled, subject to the achievement of applicable performance goals in the case of PSUs. As of April 30, 2020, only Mr. Walljasper ("rule of 65" and "rule of 75") and Ms. Jackowski ("rule of 75") have satisfied the retirement conditions.

          The Committee presently intends to continue this practice and believes it rewards long-term, successful service to the Company while encouraging natural turnover at appropriate times.

Benefits and Perquisites

  •
  Benefits:  Our NEOs are eligible to participate in the comprehensive health, disability, life insurance and retirement benefits that we maintain for a broad employee population.

  •
  Officer Severance Plan:  As part of its ongoing review of the Company's severances practices, and in an effort to provide a competitive benefits package to its NEOs and other officers, the Committee, in consultation with WTW, implemented the Casey's General Stores, Inc. Officer Severance Plan (the "Officer Severance Plan") during the 2020 fiscal year. The Officer Severance Plan provides that if a NEO's employment is terminated by the Company without cause or by the NEO for good reason (each as defined in the Officer Severance Plan), other than within 24 months following a change of control, the NEO would be entitled to cash severance payments equal to 18 months' base salary and 18 months of COBRA premiums, payable in equal installments over 18 months, subject to the execution of and compliance with a separation agreement and general release in favor of the Company, including confidentiality, non-competition and non-solicitation covenants. In the event of a termination that entitles the NEO to severance under any change of control or similar agreement, the

    NEO would instead become eligible for the benefits set forth in such change of control agreement.

    Mr. Rebelez is provided similar severance benefits under his employment agreement, except that his severance payments would be equal to 24 months' base salary, paid in a lump-sum, and 24 months of COBRA premiums, payable in equal installments over 24 months.

  •
  Perquisites:  We provide our NEOs' with limited perquisites that the Committee believes are important components of each NEOs' compensation and benefits package, which include (i) financial planning and tax services, (ii) an "executive physical," and (iii) identity theft monitoring/protection. In addition, our NEOs and other officers are provided with Company-owned vehicles (and/or a Company gas card) because they are expected to devote some portion of their time to business-related travel. NEOs are permitted use of the Company's aircraft for business-related travel only; personal use is prohibited under Company policy.

  Under Mr. Rebelez's employment agreement, we agreed to maintain an additional 10-year level premium term life insurance policy with a death benefit of $1,000,000 that insures his life and is payable upon his death to a beneficiary designated by him.

  The Company does not provide our NEOs with any "gross-ups" to reimburse them for any tax obligations in connection with their personal use of Company-owned vehicles or their receipt of other benefits or perquisites.

  See Footnote 4 to the Summary Compensation Table, beginning on page 56, for additional details on the costs of the perquisites provided to the NEOs, and relocation benefits provided to Mr. Rebelez, during the 2020 fiscal year.

  •
  Relocation Benefits:  In connection with Mr. Rebelez's required relocation from California to the Des Moines metropolitan area, his employment agreement provided for certain relocation benefits, which were determined by the Committee in consultation with WTW, and included (i) certain real estate transaction costs, capped at $215,000 in the aggregate and which were subject to repayment by Mr. Rebelez if his employment was terminated prior to June 24, 2020 by Mr. Rebelez without good reason or by the Company for cause (as defined in his employment agreement), (ii) certain costs for shipping his personal items, and (iii) the cost of up to six roundtrip tickets between California and Iowa. In addition, to cover temporary housing and defray the cost of maintaining two residences, the Company provided Mr. Rebelez with a monthly stipend of $5,000 through the earlier of the sale of his residence in California and December 31, 2019. Mr. Rebelez is solely responsible for all of his taxes with respect to the relocation benefits.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

          Employment Agreements:    During the 2020 fiscal year, we were party to an employment agreement with Mr. Handley, and in connection with his separation on June 23, 2019, a separation and general release agreement dated May 31, 2019 (the "Separation Agreement"). The Company is also party to an employment agreement with Mr. Rebelez effective as of June 24, 2019. After the close of the 2020 fiscal year, the Company entered into employment agreements with Mr. Bramlage (Chief Financial Officer) and Ms. Williams (Chief Operating Officer), each effective as of June 1, 2020. No other employment agreements exist with any other officers.

          Change of Control Agreements:    We maintain change of control agreements with each of our NEOs (other than Mr. Handley and Mr. Walljasper) and eighteen other officers. The purpose of the agreements is to encourage these individuals to continue to carry out their duties in the event of a possible change of control of the Company.

          For a description of the Separation Agreement, Mr. Rebelez's employment agreement and the change of control agreements, see the section named "Executive Compensation—Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table" beginning on page 60. For a description of Mr. Bramlage's employment agreement and change of control agreement, see the section named "Recent Executive Compensation Decisions for the 2021 Fiscal Year" beginning on page 52.

RETIREMENT ARRANGEMENTS

          All NEOs and other officers are eligible to participate in the 401K Plan on the same terms and conditions as other eligible, full-time employees, under which the Company makes matching contributions up to a certain percentage of the participant's salary.

          The Company also maintains the Executive Nonqualified Excess Plan (the "Deferred Compensation Plan"), a nonqualified deferred compensation plan that is described in the section named "Executive Compensation—Nonqualified Deferred Compensation" on page 69. The purpose of the Deferred Compensation Plan is to enable the participants, including our NEOs, to defer a portion of their income without the limitations imposed by the Internal Revenue Code on deferrals under the 401K Plan. The Company does not make matching or other contributions to the Deferred Compensation Plan.

ADDITIONAL COMPENSATION POLICIES

Discouraging Excessive Risk-Taking

  •
  Clawback Policy:  As discussed in the section named "Governance of the Company—Accountability" on page 17, the Board has the authority to seek reimbursement of any annual incentive payment or equity award made to an executive officer in certain circumstances related to the substantial or material restatement of the Company's financial statements.

  •
  Hedging and Pledging Policy:  As discussed in detail in the section named "Governance of the Company—Accountability" on page 17, the Company prohibits hedging of Company stock and other short-term of speculative transactions, as well as the pledging of Company stock unless approved in advance by the compliance officer.

Focus on Long-Term Success

  •
  Stock Ownership Policy:  As discussed in the section named "Governance of the Company—Accountability" on page 17, the Company has robust stock ownership requirements for its officers, including our NEOs. The policy requires each officer to own a number of shares of Common Stock, within a five-year period, equal to a multiple of base salary, as follows: CEO—5x, Chief/SVPs—3x, VPs—2x. For this purpose, restricted stock, unvested RSUs and vested 401K Plan shares may be counted towards the ownership requirement, but PSUs and stock options are not counted.

Conservative Compensation Measures

  •
  No Tax Gross-Ups:  Under the current change of control agreements with our NEOs for the 2020 fiscal year (other than Mr. Rebelez), if any of change of control severance payments subject a NEO to a golden parachute excise tax, he or she is not entitled to any "gross-up," and the Company will reduce any payment to the extent it would be non-deductible by the Company for federal income tax purposes because of Section 280G.

    Under Mr. Rebelez's change of control agreement, such payments are only reduced to the extent that it would be more favorable to Mr. Rebelez on a net after-tax basis than receiving the full payments and paying the excise taxes (i.e., a "best-net" approach).

    Neither the 2009 Stock Incentive Plan nor the 2018 Stock Incentive Plan provide for tax gross-ups for any participant.

  •
  Option Grants:  Stock options can only be approved by the Committee at an in-person or telephonic meeting and may not be approved by written consent. In addition, stock options can be granted only within a two-week period following the release of the Company's annual financial results in June and only if directors are not at that time in possession of material non-public information about the Company. Under the Company's policy, the grant date of stock options is the date of the meeting when the grant is approved. All stock options must be granted with an exercise price at least equal to the closing price of the Common Stock on the grant date. Details of every stock option grant must be reflected in Committee minutes, and the Corporate Secretary must verify that grant documents are consistent with the grants authorized by the Committee and memorialized in the minutes.

COMMITTEE CONSIDERATION OF RESULTS OF ADVISORY SHAREHOLDER
VOTE

          At the 2019 annual shareholders' meeting, our executive compensation program received the support of over 97% of the votes cast at that meeting. The Committee has considered the results of this advisory vote and views the outcome as evidence of shareholder support of our executive compensation decisions and policies.

          The Committee will continue to review shareholder votes on our executive compensation program and consider whether any additional changes to the program are warranted in light of the voting results.

RECENT EXECUTIVE COMPENSATION DECISIONS FOR THE 2021 FISCAL
YEAR

          Since the end of the 2020 fiscal year, the following decisions have been made by the Committee and the Board, as applicable, with respect to compensation matters for the 2021 fiscal year for the Company's NEOs (including Mr. Bramlage, who was appointed Chief Financial Officer effective June 1, 2020):

Compensation Arrangements with Mr. Bramlage

          The Company entered into an employment agreement with Mr. Bramlage, Chief Financial Officer, effective June 1, 2020, under which he is entitled to (i) a base salary at an annual rate of at least $675,000, (ii) an annual target bonus opportunity equal to at least 75% of base salary, and (iii) an annual long-term incentive award with a target grant date value equal to at least 175% of base salary. The agreement also provided for a one-time, long-term equity award consisting of RSUs with a grant date value equal to $1,000,000, and an award of PSUs with a target grant date value equal to $1,000,000, generally subject to continued employment. The RSUs will vest in equal installments on each of the first three anniversaries of the grant date. The PSUs will cliff vest between 0% and 200% of target subject to the achievement of performance goals over a three-year performance period, as determined by the Committee and not inconsistent with the annual PSU awards granted to the Company's other senior executives in for the 2021 fiscal year. Lastly, Mr. Bramlage will be reimbursed for certain relocation expenses, which are subject to repayment in the event his employment is terminated prior to the first anniversary by Mr. Bramlage without good reason or by the Company for cause (as defined in his employment agreement). He is solely responsible for his taxes with respect to the relocation benefits.

          The Company also entered into a change of control severance agreement with Mr. Bramlage. In the event his employment is terminated by the Company without cause or by him for good reason (as defined in his change of control agreement) within 24 months following a change of control, Mr. Bramlage would be entitled to a lump-sum cash severance payment in an amount equal to (i) two times the sum of his then-current base salary and the greater of the annual incentive payment received by him for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the "Recent Incentive Payment"), (ii) a pro rata Recent Incentive Payment, and (iii) 24 months of COBRA premiums. Mr. Bramlage is not entitled to any excise tax gross-up payments with respect to Section 280G, and instead, the agreement provides for a "best net" approach.

Base Salaries

          Base salary increases for the following NEOs for the 2021 fiscal year are as follows: (i) Mr. Rebelez, $50,000 increase to $1,000,000; (ii) Ms. Jackowski, $12,500 increase to $605,000; (iii) Mr. Soupene, $13,800 increase to $467,000; and (iv) Mr. Jones, $25,000 increase to $475,000.

          The increase to Mr. Rebelez's 2021 fiscal year base salary, along with the increases to his target annual incentive and LTIP percentages, as noted below, reflect the Committee's desire to move the elements of his compensation closer to the market median, consistent with its compensation philosophy, and are also reflective of the Company's financial/operating results, and Mr. Rebelez's individual performance and contributions, during the 2020 fiscal year.

Annual Incentive Compensation Program

          The annual incentive compensation structure for the 2021 fiscal year was approved, which was simplified with fewer metrics, and will be based on EBITDA (50%), with the remaining 50% based on gross profit dollars in the fuel category (25%) and same-store sales growth in the inside sales category (25%). The payout at target is based on a percentage of 2021 fiscal year base salary (Mr. Rebelez, 130%; Mr. Bramlage, 75%; Mr. Soupene, 70%; Ms. Jackowski, 65%; and Mr. Jones, 65%), with an overall payout range from 0% to 200% of target depending on performance. All bonuses earned under the plan will be paid in cash.

Long-Term Incentive Compensation Program

          The long-term equity incentive awards, made under the terms of the Company's 2018 Stock Incentive Plan, were approved, with metrics consistent with the Company's long-term strategic plan that was unveiled in January 2020. The awards are based on a percentage of 2021 fiscal year base salary (Mr. Rebelez, 380%; Mr. Bramlage, 175%; Mr. Soupene, 125%; Ms. Jackowski, 110%; Mr. Jones, 110%) and consist of (i) time-based RSUs, comprising 25% of the award amount, (ii) PSUs subject to ROIC performance goals, comprising 37.5% of the award amount, and (iii) PSUs subject to EBITDA performance goals, comprising 37.5% of the award amount. The PSUs granted represent a target amount, with the number of shares awarded based on the Company's achievement of threshold (50% awarded), target (100% awarded) and maximum (200% awarded) performance goals over a three-year performance period (fiscal years 2021, 2022 and 2023).

          Following the determination of the Company's achievement of the ROIC and EBITDA goals for such performance period, the PSUs actually awarded will be subject to a positive or negative adjustment based upon a comparison of the Company's TSR relative to a comparator group for such period (the "TSR Modifier"). If the Company ranks in the bottom quartile of the group, the number of PSUs actually awarded will be reduced by 25%; if the Company ranks in the top quartile of the group, the number of PSUs actually awarded will be increased by 25% (which, based on maximum performance goals achieved, could result in a payment of up to 250% of target for the PSUs).

          The RSUs will vest in equal installments on June 15, 2021, June 15, 2022 and June 15, 2023, and the PSUs will vest in full on June 15, 2023, subject to satisfaction of the applicable performance goals and application of the TSR Modifier, with each generally subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement.

          In addition, the NEOs will accrue dividend equivalents on their respective 2021 LTIP awards, which will accrue throughout the applicable performance period and will be paid in cash if, and only to the extent that, the applicable performance goals and service-based vesting requirements have been met. No payment will be made with respect to RSUs or PSUs that do not vest.

Special Performance RSU Grant

          The Committee approved a special performance grant of RSUs to Mr. Soupene with respect to 2,000 shares of Common Stock. The award was made in recognition of Mr. Soupene's significant contributions and efforts in leading the Company's COVID-19 "task force" which was established in March 2020 and was, and continues to be, instrumental to the Company's continued operations and performance during the COVID-19 pandemic. The RSUs will vest on June 2, 2022, generally subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement.

CFO Transition Services

          The Committee approved a one-time cash payment to Mr. Walljasper in the amount of $75,000 for transition services to be provided to the Company during the three-month period following his retirement as CFO (which retirement was effective May 31, 2020).

TAX TREATMENT OF CERTAIN COMPENSATION

          The Tax Reform Act, which was signed into law on December 22, 2017, eliminated the exception for "performance-based compensation" under Section 162(m) of the Code with respect to the Company's 2019 fiscal year and thereafter. As a result, the Company expects that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1,000,000 per year paid to any NEO (and any person who was a named executive officer for any year beginning with the Company's 2018 fiscal year) will be nondeductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

          The Committee has reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 31. Based on the Committee's review and the discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE Larree M. Renda, Chair Diane C. Bridgewater David K. Lenhardt Allison M. Wing

          Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

          The members of the Committee are Ms. Renda, Ms. Bridgewater, Mr. Lenhardt and Ms. Wing, none of whom has ever been an officer or employee of the Company or any its subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During the 2020 fiscal year, there were no executive officer-director interlocks where an executive officer of the Company served on the compensation committee or board of another corporation that had an executive officer serving on the Company's Board or Compensation Committee.

COMPENSATION PROGRAMS AND RISK MANAGEMENT

          The Committee has considered whether any of its compensation programs and policies are reasonably likely to have a material adverse effect on the Company. The Company's compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual incentive payments and the equity compensation programs, maximum potential incentive payments, multi-year vesting schedules for RSUs and PSUs as well as the performance goals for PSUs, encourage employees to maintain both a short- and a long-term view with respect to Company performance. For these reasons, the Committee has determined that its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

          The table below summarizes the total compensation paid or earned by our CEO, CFO and each of our three other most highly compensated executive officers, and by Mr. Handley, our former President/CEO through June 23, 2019 (our "named executive officers" or "NEOs"), for services rendered in all capacities during the 2020 fiscal year:

Summary Compensation Table

Name and Principal Position(1)	Fiscal Year	Salary	Stock Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Darren M. Rebelez(5)	2020	$791,667	$9,227,351	$1,073,500	$206,212	$11,298,729
President and CEO
Terry W. Handley(6)	2020	$154,167	$—	$—	$1,239,981	$1,394,147
Former President and CEO	2019	$925,000	$1,387,500	$1,190,475	$25,613	$3,528,588
	2018	$925,000	$1,387,500	$—	$24,697	$2,337,197
William J. Walljasper	2020	$613,000	$858,508	$484,883	$32,966	$1,989,357
Senior Vice President—Chief	2019	$595,000	$743,750	$536,036	$30,346	$1,905,132
Financial Officer	2018	$595,000	$743,750	$—	$32,142	$1,370,892
Julia L. Jackowski	2020	$592,500	$730,257	$435,191	$28,073	$1,786,021
Senior Vice President—Corporate	2019	$592,500	$651,750	$495,656	$33,719	$1,773,625
General Counsel and Secretary	2018	$592,500	$651,750	$—	$29,196	$1,273,446
John C. Soupene	2020	$453,200	$634,721	$358,481	$30,444	$1,476,846
Senior Vice President—Operations	2019	$440,000	$550,000	$396,396	$27,207	$1,413,603
	2018	$440,000	$550,000	$—	$26,412	$1,016,412
Chris L. Jones(7)	2020	$450,000	$554,734	$330,525	$27,533	$1,362,791
Senior Vice President—Chief Marketing Officer

(1)
Principal position is listed for the 2020 fiscal year. On June 1, 2020, Ms. Jackowski's title changed to Chief Legal Officer and Secretary, Mr. Soupene's position changed to Senior Vice President—Operational Excellence, and Mr. Jones' title changed to Chief Marketing Officer. Mr. Walljasper retired on May 31, 2020, but remained with the Company as an Executive Advisor until June 30, 2020.

(2)
The amounts in the Stock Awards column represent the aggregate grant date fair value of RSUs and PSUs awarded to the applicable NEO under the Company's Long Term Incentive Program (the "LTIP"), and for Mr. Rebelez, RSUs and PSUs awarded under the Make-Whole Award and Special Strategic Grant, each reported in accordance with FASB ASC Topic 718. For the 2018-2020 fiscal years, the LTIP awards include time-based RSUs, PSUs subject to return on invested capital ("ROIC") metrics and PSUs subject to relative total shareholder return ("relative TSR") metrics, representing 25%, 37.5% and 37.5%, respectively, of the total value of each NEO's LTIP awards. Such RSUs and PSUs awarded for 2018-2020 vest in full on June 15, 2020, 2021 and 2022, respectively (other than Mr. Rebelez's 2020 LTIP award, which vests in full on June 24, 2022), generally subject to continued employment and, in the case of PSUs, to the Company's achievement of applicable performance goals.

Mr. Rebelez's Make-Whole Award includes time-based RSUs, and PSUs subject to relative TSR metrics. The RSUs vest in three equal installments on June 24, 2020, 2021 and 2022, and the PSUs vest in full on June 24, 2022, generally subject to continued employment, and in the case of PSUs, to the Company's achievement of applicable performance goals. The Special Strategic Grant includes PSUs subject to the Company's performance during calendar year 2020 related to its loyalty/e-commerce platforms. Following achievement of the performance goals, the PSUs remain subject to service-based vesting, which will occur one-third on each of January 15, 2021, 2022 and 2023, generally subject to continued employment.

  The grant date fair value of RSUs is based on the closing price of our Common Stock on the grant date. The grant date fair value of PSUs subject to ROIC performance goals is based on the closing price of our Common Stock on the grant date and achievement of performance goals at the target level, which was determined to be the probable outcome as of the grant date. The grant date fair value of PSUs subject to relative TSR metrics is based on a "Monte Carlo" valuation and the achievement of performance goals at the target level, which was determined to be the probable outcome as of the grant date.

  The grant date values of PSUs for each of the 2018 and 2019 fiscal years, based on maximum achievement of performance conditions, are detailed below:

	Maximum Grant Date Value of ROIC PSUs	Maximum Grant Date Value of TSR PSUs	Total Maximum Grant Date Value of All PSUs
Darren M. Rebelez	$—	$—	$—
Terry W. Handley	$1,040,625	$1,040,625	$2,081,250
William J. Walljasper	$557,813	$557,813	$1,115,625
Julia L. Jackowski	$488,813	$488,813	$977,625
John C. Soupene	$412,500	$412,500	$825,000
Chris L. Jones	$—	$—	$—

  The grant date values of PSUs for the 2020 fiscal year, based on maximum achievement of performance conditions, are detailed below:

	Maximum Grant Date Value of ROIC PSUs	Maximum Grant Date Value of TSR PSUs	Maximum Grant Date Value of Loyalty/E- Commerce PSUs	Total Maximum Grant Date Value of All PSUs
Darren M. Rebelez	$2,212,576	$5,659,375	$788,250	$8,660,201
Terry W. Handley	$—	$—	$—	$—
William J. Walljasper	$759,204	$574,688	$—	$1,333,891
Julia L. Jackowski	$645,827	$488,813	$—	$1,134,640
John C. Soupene	$561,317	$424,875	$—	$986,192
Chris L. Jones	$490,718	$371,250	$—	$861,968

  See the section named "Compensation Discussion and Analysis—Long-Term Incentive Compensation" beginning on page 45 for additional information regarding the performance criteria for the PSUs and their relative weight. For information about the financial reporting of RSUs and PSUs, see Note 4 to the Company's consolidated financial statements included in the Company's Form 10-K filing for the 2020 fiscal year. The actual value, if any, realized by a NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period.

(3)
The amounts set forth in the Non-Equity Incentive Plan Compensation column for the 2020 fiscal year represent cash incentives paid to each NEO for the 2020 fiscal year under the Annual Incentive Program. See the section named "Compensation Discussion and Analysis—Annual Incentive Compensation" beginning on page 40 for additional information on the Annual Incentive Program.

(4)
The amounts comprising All Other Compensation for the 2020 fiscal year are detailed below:

	401K Plan Matching Contribution	Life Insurance Premiums	Post- Separation Payments	Relocation- Related Expenses	Perquisites	Total
Darren M. Rebelez	$—	$1,429	$—	$197,553	$7,230	$206,212
Terry W. Handley	$6,148	$417	$1,233,333	$—	$83	$1,239,981
William J. Walljasper	$18,372	$—	$—	$—	$14,594	$32,966
Julia L. Jackowski	$18,031	$—	$—	$—	$10,042	$28,073
John C. Soupene	$18,090	$—	$—	$—	$12,354	$30,444
Chris L. Jones	$25,108	$—	$—	$—	$2,425	$27,533

  Post-Separation Payments for Mr. Handley represent (i) $770,833 for the continued payment of his base salary, in accordance with the severance provisions in his employment agreement, and (ii) $462,500 for consulting services to the Company during the six months following his separation, in accordance with his Separation Agreement.

  Relocation-Related Expenses for Mr. Rebelez represent (i) $182,553 for relocation expenses including real estate transaction costs, shipping household goods and personal effects, and house-hunting trips, and (ii) $15,000 in temporary housing costs, each in accordance with his employment agreement and in connection with his relocation from California to Iowa.

  Perquisites represent (i) personal automobile expenses, (ii) identity theft protection, (iii) for Mr. Walljasper and Mr. Soupene, an executive physical, and (iv) for Mr. Soupene, financial planning services. NEOs were also provided with life insurance, medical and disability benefits that are not included because, with the exception of Mr. Rebelez's and Mr. Handley's life insurance under their employment agreements, they are provided under broad-based, non-discriminatory benefit plans.

(5)
Mr. Rebelez was appointed as the Company's President and CEO effective June 24, 2019. As such, only the portion of his $950,000 base salary paid after that date is presented in the "Salary" column, and only compensation for the 2020 fiscal year is presented.

(6)
Mr. Handley was the Company's President and CEO through June 23, 2019. As such, only the base salary earned by Mr. Handley through that date is presented in the "Salary" column.

(7)
Mr. Jones is a NEO for the first time for the fiscal 2020 year. As such, only his compensation for the 2020 fiscal year is presented.

 Grants of Plan-Based Awards in Fiscal 2020

          The following table provides information regarding grants of equity and non-equity incentive awards under Company plans for each NEO during the 2020 fiscal year.

									All Other Stock Awards: Number of Shares of Stock or Units(#)(4)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Stock and Option Awards($)(5)
Name	Award Type	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Darren M. Rebelez	Annual Incentive		$475,000	$950,000	$1,900,000	—	—	—	—	—
	LTIP RSU	6/24/2019	$—	$—	$—	—	—	—	4,241	$653,125
	LTIP PSU (ROIC)	12/4/2019	$—	$—	$—	3,181	6,362	12,724	—	$1,106,288
	LTIP PSU (TSR)	6/24/2019	$—	$—	$—	2,062	4,124	8,248	—	$979,688
	RSU (Make-Whole)	6/24/2019	$—	$—	$—	—	—	—	24,999	$3,850,000
	PSU (Make-Whole)	6/24/2019	$—	$—	$—	3,894	7,787	15,574	—	$1,850,000
	PSU (E-Commerce)	12/23/2019	$—	$—	$—	1,875	2,500	—	—	$394,125
	PSU (Loyalty)	12/23/2019	$—	$—	$—	1,875	2,500	—	—	$394,125
Terry W. Handley	—	—	$—	$—	$—	—	—	—	—	$—
William J. Walljasper	Annual Incentive		$214,550	$429,100	$858,200	—	—	—	—	$—
	LTIP RSU	6/4/2019	$—	$—	$—	—	—	—	1,456	$191,563
	LTIP PSU (ROIC)	12/4/2019	$—	$—	$—	1,092	2,183	4,366	—	$379,602
	LTIP PSU (TSR)	6/4/2019	$—	$—	$—	831	1,661	3,322	—	$287,344
Julia L. Jackowski	Annual Incentive		$192,563	$385,125	$770,250	—	—	—	—	$—
	LTIP RSU	6/4/2019	$—	$—	$—	—	—	—	1,238	$162,938
	LTIP PSU (ROIC)	12/4/2019	$—	$—	$—	929	1,857	3,714	—	$322,914
	LTIP PSU (TSR)	6/4/2019	$—	$—	$—	706	1,412	2,824	—	$244,406
John C. Soupene	Annual Incentive		$158,620	$317,240	$634,480	—	—	—	—	$—
	LTIP RSU	6/4/2019	$—	$—	$—	—	—	—	1,423	$141,625
	LTIP PSU (ROIC)	12/4/2019	$—	$—	$—	807	1,614	3,228	—	$280,658
	LTIP PSU (TSR)	6/4/2019	$—	$—	$—	614	1,228	2,456	—	$212,438
Chris L. Jones	Annual Incentive		$146,250	$292,500	$585,000	—	—	—	—	$—
	LTIP RSU	6/4/2019	$—	$—	$—	—	—	—	940	$123,750
	LTIP PSU (ROIC)	12/4/2019	$—	$—	$—	706	1,411	2,822	—	$245,359
	LTIP PSU (TSR)	6/4/2019	$—	$—	$—	537	1,073	2,146	—	$185,625

(1)
Represents the potential cash incentive amounts payable to each NEOs under the Annual Incentive Program. The total value of each NEO's Annual Incentive Program award at target is represented as a percentage of base salary. Below the threshold level, there is no payout. Achievement of threshold levels results in payout of 50% of target, and achievement of maximum levels results in payout of 200% of target. Each NEO's annual incentive opportunity was based on (i) diluted EPS (50%), (ii) same-store sales growth and gross profit margin for the fuel category (20%) and (iii) same-store sales growth and gross profit margin for the inside sales categories (30%). A circuit breaker was also utilized, under which a minimum level of diluted EPS was required before any incentive payment could be earned. For a discussion of the Annual Incentive Program for the 2020 fiscal year, see the section named "Compensation Discussion and Analysis—Annual Incentive Compensation" beginning on page 40. The annual incentive payments earned for the 2020 fiscal year, as set forth in the Summary Compensation Table, represent a payment equal to 113% of each NEOs' target payout, resulting in the following payments: (i) Mr. Rebelez, $1,073,500; (ii) Mr. Walljasper, $484,883; (iii) Ms. Jackowski, $435,191; (iv) Mr. Soupene, $358,481; and (v) Mr. Jones, $330,525. Mr. Handley separated effective June 23, 2019, and as such, did not receive an annual incentive payment for the 2020 fiscal year.

(2)
Represents PSUs subject to ROIC performance goals and PSUs subject to relative TSR performance goals, representing 37.5% and 37.5%, respectively, of the total value of each NEO's award under the Company's LTIP for the 2020 fiscal year. The total value of each NEO's LTIP award at target is represented as a percentage of base salary. Below the threshold level, there is no payout with respect to the PSUs. Achievement of threshold levels results in payout of 50% of target, and achievement of maximum levels results in payout of 200% of target. Such RSUs and PSUs vest in full on June 15, 2022 (other than Mr. Rebelez's award, which vests in full on June 24, 2022), generally subject to continued employment and, in the case of the PSUs, to the Company's achievement of the applicable performance goals. The final number of shares awarded with respect to the ROIC PSUs will be based on the Company's average ROIC achievement over a three-year performance period, which includes the 2020-2022 fiscal years (the "Performance Period"). The final number of shares awarded with respect to the TSR PSUs will be based on the Company's relative TSR during the Performance Period relative to the Performance Peer Group.

  For the Make-Whole Award, represents PSUs subject to relative TSR performance goals. Below the threshold level, there is no payout. Achievement of threshold levels results in payout of 50% of target, and achievement of maximum levels results in payout of 200% of target. Such PSUs vest in full on June 24, 2022, generally subject to continued employment and the Company's achievement of the applicable performance goals. The final number of shares awarded with respect to such PSUs will be based on the Company's relative TSR during the Performance Period relative to the Performance Peer Group.

  For the Special Strategic Grant, represents PSUs subject to vesting based on: (i) a net increase in the number of members enrolled in the Company's loyalty program, based on members as of December 31, 2020 as compared to December 1, 2019, which in the event of a net increase of at least 200%, this goal will be achieved with respect to 75% of such PSUs, and a net increase of at least 300%, then 100% of such PSUs; and (ii) an increase in the number of e-commerce transactions by the Company's guests during calendar year 2020, which in the event of an increase of at least 40%, this goal will be achieved with respect to 75% of the such PSUs, and an increase of at least 50%, then 100% of such PSUs. Following achievement of the performance goals, the PSUs remain subject to service-based vesting, which will occur one-third on each of January 15, 2021, 2022 and 2023, generally subject to continued employment.

(3)
The grant date provided for each applicable award is the date on which the Company's Compensation Committee authorized/approved the award, with the exception of the ROIC PSUs under the 2020 LTIP, which grant date is the date on which the ROIC performance targets were finalized.

(4)
For the 2020 LTIP, represents grants of RSUs subject to cliff vesting on June 15, 2022 (other than Mr. Rebelez's award, which cliff-vests on June 24, 2022). For the Make-Whole Award, represents a grant of RSUs that will vest in three equal installments on June 24, 2020, 2021 and 2022. All such awards are generally subject to continued employment and are not subject to achievement of performance goals.

(5)
For a description of how the grant date fair value with respect to RSUs and PSUs was determined, see Footnote 2 to the Summary Compensation Table, and Footnote 3, above.

 Narrative to the Summary Compensation Table
and the Grants of Plan-Based Awards Table

Material Terms of Annual Incentive Program for Fiscal 2020

          For a description of the terms of the Company's Annual Incentive Program for the 2020 fiscal year, see the section above named "Compensation Discussion and Analysis—Annual Incentive Compensation" beginning on page 40.

Material Terms of Equity Awards Granted to the NEOs in Fiscal 2020

          The RSUs and PSUs granted to the NEOs in the 2020 fiscal year were awarded under the 2018 Stock Incentive Plan. For additional information, see the section named "Compensation Discussion and Analysis—Long-Term Incentive Compensation" beginning on page 45.

  LTIP—RSUs

  The RSUs vest in full on June 15, 2022, with the exception of Mr. Rebelez's award, which vests in full on June 24, 2022, generally subject to continued employment through the vesting date, and represent 25% of the overall value of the 2020 LTIP. The RSUs are not subject to achievement of performance goals.

  In the event of a qualifying retirement, the NEO will retain all unvested RSUs, which will vest as originally scheduled. In the event of death or disability, other than within 24 months following a change of control, all unvested RSUs will become immediately vested as of such date, pro-rated for the completed portion of the three-year vesting period. All RSUs will be forfeited upon termination of employment for any other reason prior to vesting.

  In the event of a change of control (as defined in the 2018 Stock Incentive Plan), all RSUs that are unvested will not vest upon a change of control (as defined in the 2018 Stock Incentive Plan). If, however, within 24 months following the change of control, the NEO's employment is terminated without cause by the Company, by the NEO for good reason (each as defined in the 2018 Stock Incentive Plan) or as a result of death or disability, then as of the date of such termination, all such RSUs will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse. Furthermore, if, in connection with the change of control, no provision is made for assumption or continuation of the RSUs, or the substitution of such RSUs for new awards, then as of the date of such change of control, all such RSUs will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse.

  LTIP—PSUs

  The PSUs vest in full on June 15, 2022, with the exception of Mr. Rebelez's awards, which vest in full on June 24, 2022, generally subject to continued employment through the vesting date and the Company's achievement of the applicable performance conditions, and represent 75% of the overall value of the 2020 LTIP. Half of the PSUs are subject to ROIC performance conditions, and half of the PSUs are subject to relative TSR performance conditions.

  The final number of shares awarded will be based on the Company's (i) average ROIC achievement over the Performance Period (the 2020-2022 fiscal years) and (ii) TSR during the Performance Period relative to the Performance Peer Group. In each case, the PSUs will be earned based on the Company's achievement of threshold (50% of target awarded), target (100% of target awarded) and maximum (200% of target awarded) performance goals over the Performance Period. Below the threshold level, there is no payout.

  In the event a qualifying retirement, the NEO will retain all unvested PSUs, which will vest as originally scheduled, subject to the Company's achievement of applicable performance goals. In the event of death or disability, other than within 24 months following a change of control, all unvested PSUs will become immediately vested as of such date and payable at the target level, pro-rated for the portion of the Performance Period completed. All PSUs will be forfeited upon termination of employment for any other reason prior to vesting.

  PSUs that are unvested will not vest upon a change of control (as defined in the 2018 Stock Incentive Plan). Instead, if the change of control occurs prior to the end of the performance period, the performance goals shall be deemed to have been met as based on the Company's performance as of immediately prior to the change of control, and the units shall remain outstanding as time-based units. If, within 24 months thereof, the NEO's employment is terminated without cause by the Company, by the NEO for good reason (each as defined in the 2018 Stock Incentive Plan) or as a result of death or disability, then as of the date of such termination, all units that are unvested will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse. However, if in connection with a change of control, no provision is made for the assumption, continuation or substitution of the PSUs on the same material terms, then as of the date the such change of control, the achievement of the performance goals shall be deemed satisfied based on the Company's performance as of immediately prior to the change of control, and the PSUs shall automatically vest to the extent the goals are satisfied.

  Make-Whole Award

  The RSUs granted under Mr. Rebelez's Make-Whole Award vest in three equal installments on June 24, 2020, 2021 and 2022, and the PSUs vest in full on June 24, 2022, subject to the Company's achievement of applicable performance conditions.

  The final number of shares awarded under the PSUs will be based on the Company's TSR during the Performance Period relative to the Performance Peer Group. The PSUs will be earned based on the Company's achievement of threshold (50% of target awarded), target (100% of target awarded) and maximum (200% of target awarded) performance goals over the Performance Period. Below the threshold level, there is no payout.

  If Mr. Rebelez's employment is terminated without cause by the Company, or by him for good reason (each as defined in his employment agreement), other than within 24 months following a change of control, then, subject to Mr. Rebelez satisfying the severance conditions in his employment agreement, all units that are unvested or still subject to restrictions or forfeiture will remain outstanding and unvested and continue to vest in accordance with their terms for 24 months following the date of termination, subject, in the case of the TSR PSUs, to the achievement of the applicable performance goals. In the event of Mr. Rebelez's death or disability, other than within 24 months following a change of control, all unvested units will become immediately vested as of such date and payable at the target level. All units will be immediately forfeited upon termination of Mr. Rebelez's employment for any other reason prior to vesting.

  Upon a change of control, the RSUs and PSUs are subject to the same "double-trigger" vesting requirements as described above with respect to the 2020 LTIP RSUs and PSUs, as applicable.

  Special Strategic Grant

  The PSUs granted under Mr. Rebelez's Special Strategic Award are initially subject to vesting based on the Company's performance during calendar year 2020 related to its loyalty and e-commerce platforms. Following achievement of the performance goals, the PSUs will remain subject to service-based vesting, which will occur one-third on each of January 15, 2021, 2022 and 2023, generally subject to continued employment.

  Up to 2,500 PSUs are subject to vesting based on a net increase in the number of members enrolled in the Company's loyalty program—Casey's Rewards—based on the number of members as of December 31, 2020 as compared to December 1, 2019. In the event of a net increase of at least 200%, this goal will be achieved with respect to 75% of such PSUs, and in the event of a net increase of at least 300%, with respect of 100% of such PSUs. Up to an additional 2,500 PSUs are subject to vesting based on an increase in the number of e-commerce transactions by the Company's customers during calendar year 2020. In the event of an increase of at least 40%, this goal will be achieved with respect to 75% of such PSUs, and in the event of an increase of at least 50%, with respect to 100% of such PSUs. If a goal is met at a level that falls between 75% and 100% achievement, linear interpolation will be applied. To the extent that the relevant performance goals are not achieved, the units will be forfeited.

  If Mr. Rebelez's employment is terminated due to death or disability after December 31, 2020, other than within 24 months following a change in control, to the extent that performance goals have been achieved, Mr. Rebelez will vest in the PSUs that otherwise would have vested on the next vesting date.

  Upon a change of control, the PSUs are subject to the same "double-trigger" vesting requirements as described above with respect to the 2020 LTIP PSUs (provided however, the applicable performance period for the Special Strategic Grant PSUs ends on December 31, 2020).

Employment and Separation Agreements

  Separation Agreement with Mr. Handley

  The Separation Agreement provides that, subject to Mr. Handley's execution of a general release and compliance with the restrictive covenants in his employment agreement (which include confidentiality, non-competition, non-solicitation, and non-disturbance covenants), (i) he will receive continued payment of his base salary for a period of 18 months following his separation, in accordance with the severance provisions in his employment agreement, (ii) his outstanding RSUs and PSUs that were granted to him on or after July 14, 2017 (i.e. the 2018 and 2019 fiscal year LTIP awards) will continue to vest pursuant to the retirement provisions set forth in the applicable award agreements (while all other outstanding equity-based awards are forfeited), and (iii) he would provide consulting services to the Company during the six months following his separation in exchange for a lump-sum cash payment equal to six months' of base salary. In addition, the Company assigned the life insurance policy provided under Mr. Handley's employment agreement to him in accordance with the terms of the agreement.

  Employment Agreement with Mr. Rebelez

  Mr. Rebelez's employment agreement, dated May 31, 2019, provides for his employment as President and CEO from June 24, 2019 through June 24, 2022, unless sooner terminated as set forth therein. The term will automatically renew for subsequent one-year terms, unless either Mr. Rebelez or the Company gives notice of non-renewal at least six months prior to the termination of the then existing term.

  Under the agreement, Mr. Rebelez is entitled to (i) a base salary at an annual rate of at least $950,000, (ii) an annual target bonus opportunity equal to at least 100% of base salary, and (iii) an annual long-term incentive award with a target grant date value equal to at least 275% of base salary. The agreement also provided for the Make-Whole award, as discussed above, reimbursement for certain relocation expenses, which are subject to repayment in the event his employment is terminated prior to the first anniversary by Mr. Rebelez without good reason or by the Company for cause (as defined in his employment agreement), and a monthly stipend of $5,000 through the earlier of the sale of his residence in California and December 31, 2019. He is solely responsible for his taxes with respect to the relocation benefits.

  Pursuant to the employment agreement, in the event of a termination of Mr. Rebelez's employment by the Company without cause or by Mr. Rebelez for good reason (as defined in his employment agreement) (in each case, other than within 24 months following a change of control), the Company is obligated to pay Mr. Rebelez a lump-sum cash payment equal to 24 months' base salary and, for 24 months following such termination, a monthly cash payment equal to Mr. Rebelez's monthly COBRA premiums, in each case, subject to Mr. Rebelez's execution of a general release and compliance with certain restrictive covenants. In addition, subject to the execution of such general release and compliance with restrictive covenants, the Make-Whole Award will continue to vest for 24 months following such termination, subject, in the case of the PSUs, to achievement of applicable performance goals. In the event of a termination of employment within 24 months following a change of control, Mr. Rebelez will instead become eligible for all of the rights, payments and benefits set forth in his change of control agreement, as described below, and his applicable award agreements.

  During Mr. Rebelez's employment and thereafter, he will maintain in confidence any confidential information and trade secrets of the Company obtained by him during his employment. In addition, during his employment and for two years following termination of his employment with the Company for any reason, Mr. Rebelez will be subject to non-competition and employee and customer non-solicitation covenants. In the event Mr. Rebelez breaches any of the restrictive covenants, he will forfeit without payment any outstanding equity awards and the unpaid portion of any severance payments or benefits.

Change of Control Severance Agreements

          Mr. Rebelez and the other NEOs (other than Mr. Handley and Mr. Walljasper) are each currently a party to "double-trigger" change of control agreements (each, a "COC Agreement") with the Company.

  COC Agreements with Ms. Jackowski, Mr. Soupene and Mr. Jones

  In the event of a change of control (as defined in these COC Agreements, and as set forth below) during the term of these COC Agreements, the Company will continue the applicable NEO's employment until the earlier of the second anniversary of such change of control and the executive's normal retirement date under the Company's 401K Plan (such period, the "Employment Period"), during which time, certain protections exist with respect to position, authority, duties and responsibilities; office location; base salary; annual incentive compensation; other incentive compensation and retirement benefits; welfare and fringe benefits; office and support staff; and paid time off.

  In the event that employment is terminated during the Employment Period for is terminated by the Company without cause or by the applicable NEO for good reason (as defined in these COC Agreement), the applicable NEO will be entitled to:

    (a)
    three times the sum of (i) the executive's then-current annual base salary (or, if higher, the annual base salary in effect immediately prior to the change of control) and (ii) the greater of the annual bonus received by the executive for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the "Recent Incentive Payment");

    (b)
    a pro rata Recent Incentive Payment; and

    (c)
    continuation of benefits, including health insurance and life insurance, for the executive and/or the executive's family until the end of the Employment Period (or such longer period as any plan, program, practice or policy may provide).

  The applicable NEO is not entitled to any excise tax gross-up payments with respect to Section 280G of the Internal Revenue Code ("Section 280G"), and instead, the agreements provide for a "straight cutback" approach whereby the Company will reduce any payment to the extent it would be non-deductible by the Company for federal income tax purposes under Section 280G.

  For purposes of the these COC Agreements: "change of control" means (i) the acquisition (other than from the Company) by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, unless such beneficial ownership was acquired as a result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person, entity or "group" to 20% or more of the Common Stock then outstanding; provided, however, that if a person, entity or "group" becomes the beneficial owner of 20% or more of the Common Stock then outstanding by reason of share purchases by the Company and, after such share purchases by the Company, becomes the beneficial owner of any additional shares of Common Stock, then such person, entity or "group" will be deemed to have acquired beneficial ownership of 20% or more of the Common Stock; (ii) individuals who, as of the date of the agreement, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of the agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) will be, for purposes of the agreement, considered as though such person were a member of the Incumbent Board; or (iii) consummation of a reorganization, merger or consolidation to which the Company is a party, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

  On December 13, 2019, the Company provided notice of non-renewal of these COC Agreements. As a result, they will expire in accordance with their terms as follows: Mr. Walljasper's expired upon his retirement effective May 31, 2020; Ms. Jackowski on May 27, 2021, Mr. Soupene on June 10, 2021, and Mr. Jones on March 29, 2021 (unless a change of control occurs prior to the applicable expiration date, in which the COC Agreements will remain in effect). At the same time the notice of non-renewal was provided, and in connection with the Company's ongoing review of its severance practices, the Company entered into new change of control agreements with Mr. Walljasper, Ms. Jackowski, Mr. Soupene and Mr. Jones, which will become effective immediately following the expiration of their existing COC Agreements (other than for Mr. Walljasper, who retired effective May 31, 2020). These new change of control agreements contain terms similar to that of Mr. Rebelez's change of control agreement, discussed immediately below, however, they instead provide for a severance multiple of two times base salary and 24 months of COBRA premiums.

  COC Agreement with Mr. Rebelez

  In the event of a change of control during the term of Mr. Rebelez's Agreement, and until the earlier of the second anniversary of such change of control and Mr. Rebelez's normal retirement date under the Company's 401K Plan, if Mr. Rebelez's employment is terminated by the Company without cause or by Mr. Rebelez for good reason (as such terms are defined in the COC Agreement) (each, a "Qualifying Termination"), he would be entitled to a lump-sum cash severance payment in an amount equal to the sum of:

    (a)
    2.5 times the sum of (i) Mr. Rebelez's then-current annual base salary (or, if higher, the annual base salary in effect immediately prior to the change of control) and (ii) the greater of the annual bonus received by Mr. Rebelez for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the "Recent Bonus"),

    (b)
    a pro rata Recent Bonus; and

    (c)
    an amount equal to 30 months of Mr. Rebelez's monthly COBRA premiums.

  If Mr. Rebelez experiences a Qualifying Termination following a potential change of control but prior to a change of control, and it is demonstrated that such Qualifying Termination was at the request of the potential acquirer or otherwise was in connection with the change of control and the change of control actually occurs, then Mr. Rebelez would be entitled to receive a lump-sum cash payment within 30 days following such change of control equal to the excess, if any, of the aggregate severance payments described in the preceding sentence over the aggregate severance payments Mr. Rebelez would have received under his employment agreement (or any other applicable plan or agreement) as a result of such Qualifying Termination.

  Mr. Rebelez is not entitled to any excise tax gross-up payments with respect to Section 280G. Instead, the COC Agreement provides for a "best net" approach, whereby change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to Mr. Rebelez on a net after-tax basis than receiving the full payments and paying the excise taxes.

  For purposes of Mr. Rebelez's COC Agreement: "change of control" means: (a) the acquisition by any person of beneficial ownership of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"). Notwithstanding the immediately preceding sentence, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a person who on the Effective Date is the beneficial owner of twenty percent (20%) or more of the Outstanding Company Voting Securities; (ii) any acquisition directly from the Company, including without limitation, a public offering of securities; (iii) any acquisition by the Company; (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or subsidiary; and (v) any Non-Qualifying Transaction; (b) individuals who constitute the Board as of the effective date of the agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is pursuant to an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (c) consummation of a reorganization, merger, or consolidation or similar transaction to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation, which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, and (iii) no person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination (any transaction that satisfies all of the criteria specified in the foregoing clauses (i), (ii) and (iii), a "Non-Qualifying Transaction"); or (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Outstanding Equity Awards at 2020 Fiscal Year-End

          The market value of the stock awards in the following table is calculated based on the closing price of Common Stock on April 30, 2020 ($151.41).

		Option Awards(1)				Stock Awards(2)
Name(s)	Grant Date	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Un-exercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Darren M. Rebelez	—	—	—	—	—	29,240	$4,427,228	41,546	$6,290,480
Terry W. Handley	—	—	—	—	—	6,898	$1,044,426	33,420	$5,060,122
William J. Walljasper	6/23/2011	18,000	—	$44.39	6/23/2021	5,154	$780,367	25,604	$3,876,702
Julia L. Jackowski	—	—	—	—	—	4,479	$678,165	22,237	$3,366,904
John C. Soupene	—	—	—	—	—	3,810	$576,872	18,941	$2,867,857
Chris L. Jones	—	—	—	—	—	2,178	$329,771	12,023	$1,820,402

(1)
All of Mr. Walljasper's option awards were vested and exercisable as of the end of the 2020 fiscal year.

(2)
Mr. Handley separated effective June 23, 2019. Under the Separation Agreement, the LTIP awards granted to him for the 2018 and 2019 fiscal years, as reflected in the table above, and below in Footnotes 3 and 4, will continue to vest, as scheduled, and in the case of the PSUs, subject to the Company's achievement of applicable performance criteria. All other unvested equity awards held by Mr. Handley at his separation were forfeited.

(3)
This column presents the number of shares of Common Stock as represented by outstanding and unvested RSU awards, all of which remained subject to time-based vesting conditions and had not vested as of April 30, 2020. The RSUs shown in this column vested or will vest as follows:

	6/15/2020	6/24/2020	6/15/2021	6/24/2021	6/15/2022	6/24/2022
Darren M. Rebelez	—	8,333		8,333	4,241	8,333
Terry W. Handley	3,308	—	3,590	—	—	—
William J. Walljasper	1,773	—	1,925	—	1,456	—
Julia L. Jackowski	1,554	—	1,687	—	1,238	—
John C. Soupene	1,311	—	1,423	—	1,076	—
Chris L. Jones	—	—	1,238	—	940	—

(4)
This column presents the outstanding and unvested PSU awards granted in the 2018-2020 fiscal years, all of which remained subject to performance criteria and had not vested as of April 30, 2019. Based on SEC guidance, we included the PSU awards based on the next highest payout level (i.e., threshold, target or maximum) that exceeds our actual performance for the portion of the performance period that elapsed as of April 30, 2019, which (i) in the case of ROIC PSUs in the 2018 fiscal year, assumes payout at target and (ii) in the case of all other PSUs granted in the 2018-2020 fiscal years, assumes payout at maximum.

The number of PSUs and the respective vesting dates for the PSUs that remained subject to performance criteria as of April 30, 2020 are as follows:

	Award Type	Number of PSUs	Performance Period	Vesting Date
Darren M. Rebelez	PSUs (ROIC)	12,724	5/1/2019 to 4/30/2022	6/24/2022
	PSUs (TSR)	8,248	5/1/2019 to 4/30/2022	6/24/2022
	PSUs (Make-Whole)	15,574	5/1/2019 to 4/30/2022	6/24/2022
	PSUs (Loyalty)	2,500	12/1/2019 to 12/31/2020	1/15/2021
	PSUs (E-Commerce)	2,500	1/1/2010 to 12/31/2020	1/15/2021
Terry W. Handley	PSUs (ROIC)	4,961	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	8,002	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	10,771	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	9,686	5/1/2018 to 4/30/2021	6/15/2021
William J. Walljasper	PSUs (ROIC)	2,660	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	4,290	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	5,774	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	5,192	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (ROIC)	4,366	5/1/2019 to 4/30/2022	6/15/2022
	PSUs (TSR)	3,322	5/1/2019 to 4/30/2022	6/15/2022
Julia L. Jackowski	PSUs (ROIC)	2,331	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	3,758	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	5,060	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	4,550	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (ROIC)	3,714	5/1/2019 to 4/30/2022	6/15/2022
	PSUs (TSR)	2,824	5/1/2019 to 4/30/2022	6/15/2022
John C. Soupene	PSUs (ROIC)	1,967	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	3,172	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	4,270	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	3,839	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (ROIC)	3,228	5/1/2019 to 4/30/2022	6/15/2022
	PSUs (TSR)	2,456	5/1/2019 to 4/30/2022	6/15/2022
Chris L. Jones	PSUs (ROIC)	3,715	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	3,340	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (ROIC)	2,822	5/1/2019 to 4/30/2022	6/15/2022
	PSUs (TSR)	2,146	5/1/2019 to 4/30/2022	6/15/2022

  For Mr. Rebelez's Loyalty/E-Commerce PSUs listed above, upon achievement of performance metrics, such awards remain subject to service-based vesting, which will occur one-third on each of January 15, 2021, 2022 and 2023, subject generally to continued employment.

 Option Exercises and Stock Vested in Fiscal 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Darren M. Rebelez	—	$—	—	$—
Terry W. Handley	8,106	$855,183	5,250	$682,670
William J. Walljasper	2,000	$237,360	3,250	$419,510
Julia L. Jackowski	20,000	$2,110,000	3,250	$419,510
John C. Soupene	—	$—	3,250	$419,510
Chris L. Jones	—	$—	—	$—

(1)
The "value realized" on exercise for option awards represents the amount by which the closing price of Common Stock on the date that each option was exercised exceeded the exercise price of such option, multiplied by the number of shares of Common Stock with respect to which such option was exercised. The value realized was determined without considering any taxes or brokerage commissions.

(2)
The RSU awards that vested in the 2020 fiscal year reflect (i) the vesting on June 2, 2019 of all RSUs awarded to each applicable NEO on June 2, 2016 and (ii) the vesting on May 1, 2019 of the third 20% installment of the RSUs awarded to Mr. Handley on April 12, 2016.

(3)
The "value realized" on vesting for stock awards represents the number of units that vested multiplied by the closing price of Common Stock on the applicable vesting date and was determined without regard to any taxes or brokerage commissions.

Nonqualified Deferred Compensation

          Under the Deferred Compensation Plan, certain employees, including the NEOs, may voluntarily defer up to 80% of their base salary and up to 80% of any incentive payments awarded under the Company's Annual Incentive Program.

          The Deferred Compensation Plan offers certain employees a deferral feature that can be used to supplement the limited deferrals permitted under our 401K Plan. However, unlike our tax-qualified 401K Plan, the participant deferrals under the Deferred Compensation Plan are not matched by the Company.

          Elections to defer eligible compensation are made by participants in December of each year for amounts to be deferred in the following calendar year, after annual incentive compensation determinations have been made.

          Mr. Handley, Mr. Walljasper and Ms. Jackowski were participants in the Deferred Compensation Plan in the 2020 fiscal year. Details regarding their participation for the 2020 fiscal year are set forth in the following table:

	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)(3)
Darren M. Rebelez	$—	$—	$—	$—	$—
Terry W. Handley	$31,307	$—	$93,011	$355,555	$1,100,262
William J. Walljasper	$168,299	$—	$11,162	$23,770	$1,149,311
Julia L. Jackowski	$158,381	$—	$(3,201)	$75,176	$1,123,846
John C. Soupene	$—	$—	$—	$—	$—
Chris L. Jones	$—	$—	$—	$—	$—

(1)
The Company makes no contributions to deferrals.

(2)
The amounts in this column reflect pre-scheduled withdrawals that were created under the educational accounts for the NEOs' children, and in the case of Mr. Handley, his separation of employment.

(3)
All amounts in this column attributable to NEO contributions to the Deferred Compensation Plan were reported in the Summary Compensation Table with respect to the relevant fiscal year as salary or non-equity incentive plan compensation, as applicable, if the NEO was a NEO with respect to the fiscal year in which the relevant amount was earned. No portion of any NEO's balance in the Deferred Compensation Plan that is attributable to earnings was reported in the Summary Compensation Table because such earnings are not above-market or preferential.

          A variety of mutual fund investment alternatives are available in which Deferred Compensation Plan participants can direct their notional investments. Each participant's investment return is based on his or her investment selections. Deferrals are immediately vested. Distributions from the plan are allowed at various times, including termination of employment, death, specified date, disability, change of control and in the event of unforeseen emergency. The Deferred Compensation Plan is unfunded and is not subject to the fiduciary requirements of ERISA.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

          The following tables set out the payments that could be paid to the NEOs upon a termination of their employment for certain reasons or in the event of a change of control of the Company. The amounts shown assume that the relevant event occurred on or was effective as of April 30, 2020, and thus include amounts earned through such time and are estimates of the amounts which would be paid upon termination or in the event of a change of control. The actual amounts to be paid out can only be determined at the time of actual separation from the Company or the consummation of a change of control.

          In addition to the amounts shown or described below, upon termination of employment for any reason, each NEO will be entitled to his or her (i) vested benefits under the Deferred Compensation Plan, (ii) vested account balance under the 401K Plan, (iii) salary through the date of termination, and (iv) accrued but unpaid vacation.

Darren M. Rebelez
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	$—	$—	$—	$—	$—	$1,900,000	$2,375,000	$—
Value of Long-Term Incentives(9)	$—	$—	$5,707,400	$5,707,400	$—	$2,523,399	$7,950,993	$—
Post-Employment Health Care(10)	$—	$—	$—	$—	$—	$31,824	$39,780	$—
Life Insurance Proceeds	$—	$—	$1,950,000	$—	$—	$—	$—	$—
TOTAL	$—	$—	$7,657,400	$5,707,400	$—	$4,455,223	$10,365,773	$—

Terry W. Handley
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	$—	$—	$—	$—	$—	$—	$—	$—
Value of Long-Term Incentives(9)	$—	$—	$3,252,691	$3,252,691	$—	$—	$—	$3,950,135
Post-Employment Health Care(10)	$—	$—	$—	$—	$—	$—	$—	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—	$—	$—
TOTAL	$—	$—	$3,252,691	$3,252,691	$—	$—	$—	$3,950,135

William J. Walljasper
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	$—	$—	$—	$—	$—	$919,500	$3,983,144	$—
Value of Long-Term Incentives(9)	$—	$2,920,093	$2,011,230	$2,011,230	$—	$—	$2,920,093	$2,117,620
Post-Employment Health Care(10)	$—		$—	$—	$—	$37,692	$50,256	$—
Life Insurance Proceeds	$—	$—	$613,000	$—	$—	$—	$—	$—
TOTAL	$—	$2,920,093	$2,624,230	$2,011,230	$—	$957,192	$6,953,493	$2,117,620

Julia L. Jackowski
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	$—	$—	$—	$—	$—	$888,750	$3,760,124	$—
Value of Long-Term Incentives(9)	$—	$2,538,086	$1,755,498	$1,755,498	$—	$—	$2,538,086	$1,855,681
Post-Employment Health Care(10)	$—	$—	$—	$—	$—	$37,692	$50,256	$—
Life Insurance Proceeds	$—	$—	$592,500	$—	$—	$—	$—	$—
TOTAL	$—	$2,538,086	$2,347,998	$1,755,498	$—	$926,442	$6,348,466	$1,855,681

John C. Soupene
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	$—	$—	$—	$—	$—	$679,800	$2,945,184	$—
Value of Long-Term Incentives(9)	$—	$—	$1,487,149	$1,487,149	$—	$—	$2,159,107	$1,565,882
Post-Employment Health Care(10)	$—	$—	$—	$—	$—	$—	$—	$—
Life Insurance Proceeds	$—	$—	$453,200	$—	$—	$—	$—	$—
TOTAL	$—	$—	$1,940,349	$1,487,149	$—	$679,800	$5,104,291	$1,565,882

Chris L. Jones
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	$—	$—	$—	$—	$—	$675,000	$2,805,596	$—
Value of Long-Term Incentives(9)	$—	$—	$653,788	$653,788	$—	$—	$1,239,896	$721,469
Post-Employment Health Care(10)	$—	$—	$—	$—	$—	$32,166	$42,888	$—
Life Insurance Proceeds	$—	$—	$450,000	$—	$—	$—	$—	$—
TOTAL	$—	$—	$1,103,788	$653,788	$—	$707,166	$4,088,380	$721,469

(1)
Upon a voluntary resignation, all vested options held by the NEOs remain exercisable for three months and all unvested RSUs and PSUs are forfeited.

(2)
In the case of RSUs and PSUs granted during the 2018-2020 fiscal years, "retirement" means retirement upon satisfying either the "rule of 65" (55 years of age plus 10 years of service) or "rule of 75" (age plus full years of service equals at least 75). In such event, all such RSUs and PSUs would remain outstanding and vest on the regularly scheduled vesting date, in the case of PSUs, subject to achievement of applicable performance goals. As of April 30, 2020, Mr. Walljasper met the "rule of 65" and the "rule of 75", and Ms. Jackowski met the "rule of 75" (and as of his separation, Mr. Handley met both "rules"). As such, all such unvested RSUs and PSUs would vest as originally scheduled on June 15, 2020 (for fiscal 2018 awards), June 15, 2021 (for fiscal 2019 awards), and June 15, 2022 (for fiscal 2020 awards), subject to the Company's achievement of applicable performance goals in the case of PSUs. For the purposes of estimating these awards as set forth below, these awards were calculated using the target level of PSUs. The actual value, if any, realized by a NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance periods. Mr. Rebelez, Mr. Soupene and Mr. Jones had not met the "rule of 65" or the "rule of 75" as of April 30, 2019 and, accordingly, were not eligible to retire and continue vesting in any RSUs or PSUs.

(3)
Upon a NEO's death, the NEO's beneficiaries will receive payment of the proceeds of Company provided life insurance. All vested options remain exercisable by the NEO's legal representatives or beneficiaries for 12 months after the date of death. With respect to the unvested RSUs and PSUs awarded during the 2018-2020 fiscal years, the RSUs awarded will vest, and the PSUs awarded will vest at the target level, in each case prorated for the portion of the applicable performance period completed (other than Mr. Rebelez's Make-Whole Award, and Special Strategic Grant after December 31, 2020, which are not subject to proration), which, as of April 30, 2020, was the entire performance period for PSUs awarded during the 2018 fiscal year, two-thirds of the performance period for PSUs awarded during the 2019 fiscal year, and one-third of the performance period for PSUs awarded during the 2020 fiscal year.

(4)
If any NEO becomes "disabled" as defined in the Company-provided Long-Term Disability Plan, he or she will receive monthly disability payments equal to $5,000 per month to age 65. In accordance with applicable SEC guidance, the estimated present value of such disability benefits has not been included in the tables below, because such benefits are provided under a broad-based, nondiscriminatory plan. Upon termination of employment due to disability, all vested options remain exercisable for three months. All unvested RSUs and PSUs will be treated in the same manner as death, as described in the preceding paragraph.

(5)
Upon termination for cause, all unvested RSUs and PSUs are forfeited. If the termination is for deliberate, willful or gross misconduct, all rights to exercise options expire upon the receipt of such notice of termination.

(6)
Under Mr. Rebelez's employment agreement, upon his involuntary termination other than by the Company for cause or by Mr. Rebelez for good reason (as such terms are defined in the employment agreement), the Company would be obligated to pay Mr. Rebelez a lump-sum cash payment equal to 24 months' base salary and, for 24 months following such termination, a monthly cash payment equal to Mr. Rebelez's monthly COBRA premiums, in each case, subject to the execution of a general release in favor of the Company and compliance with certain restrictive covenants. Under the Casey's General Stores, Inc. Officer Severance Plan, upon a NEO's (other than Mr. Rebelez) involuntary termination other than by the Company for "Cause" or the NEO for "Good Reason" (as such terms are defined in the severance plan), the Company would be obligated to pay the NEO 18 months' base salary and COBRA premiums in equal installments over an 18 month period following such NEO's termination, in each case, subject to the execution of a general release in favor of the Company and compliance with certain restrictive covenants.

In the event of a termination without cause, the vested options remain exercisable for three months, and all unvested RSUs and PSUs are forfeited as of the effective date of the termination, other than the RSUs and PSUs granted to Mr. Rebelez's under the Make-Whole Award, which will continue to vest for a period of 24 months, and in the case of the PSUs, subject to the Company's achievement of applicable performance goals, and subject to subject to his execution of a general release in favor of the Company and compliance with certain restrictive covenants.

(7)
Upon termination of a NEO's employment prior to the earlier of the second anniversary of a change of control and the executive's normal retirement date within the meaning of the Company's 401K Plan (the "Employment Period") for reasons other than cause, death or disability, or for good reason by the NEO (as such terms are defined in the applicable change of control severance agreement), the Company is obligated to pay the NEO a lump-sum cash severance payment in an amount equal to the sum of (a) three times (for Mr. Rebelez, 2.5 times) the sum of (i) the NEO's then-current annual base salary and (ii) the greater of the annual bonus received by the NEO for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the "Recent Bonus"); (b) a pro rata Recent Bonus; and (c) for the NEOs other than Mr. Rebelez, continued benefits during the remainder of the Employment Period, and for Mr. Rebelez, an amount equal to 30 months of Mr. Rebelez's monthly COBRA premiums.

Upon the NEO's death or disability during the Employment Period, the NEO, or his or her beneficiaries, would be entitled to receive a pro-rated Recent Bonus.

For the NEOs other than Mr. Rebelez, the Company will reduce any payment to the extent it would be non-deductible by the Company for federal income tax purposes because of Section 280G (a straight "cutback" approach). For Mr. Rebelez, the change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to Mr. Rebelez on a net after-tax basis than receiving the full payments and paying the excise taxes (a "best-net" approach). The amounts set forth in the tables do not reflect any such reduction.

(8)
Upon a change of control of the Company, all unvested RSUs and PSUs awarded to the NEOs during the 2018 and 2019 fiscal years will vest, in the case of unvested PSUs, based on the Committee's determination of achievement of the applicable ROIC and TSR performance goals through the date of the change of control. For RSUs and PSUs awarded to the NEOs during the 2020 fiscal year, such awards would not vest upon a change of control if they are assumed by the acquirer (unless, within 24 months following a change of control, the NEOs employment is terminated without cause or for good reason, or as a result of death or disability, in which case such awards would automatically vest) (i.e., "double-trigger" vesting). For the purposes of estimating these awards, it was calculated using the target level of PSUs, and for the 2020 fiscal year awards, assuming they were assumed by the acquirer. The actual value, if any, realized by a NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance periods. Any reductions with respect to Section 280G, as described in the paragraph above, are not reflected in the tables.

(9)
The amounts reported for long-term incentives are based on the closing price of the Company's stock on April 30, 2020 ($151.41), the last trading day of the fiscal year. No amount is reported for options or RSUs that vested prior to April 30, 2020.

(10)
Health care costs are based on estimates of the Company's current costs for such benefits as of April 30, 2020.

CEO PAY RATIO

          Pursuant to Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we provide the following "pay ratio" information for 2020 fiscal year. The pay ratio included in this information represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

          For 2020, our last completed fiscal year, the annual total compensation of our CEO, Mr. Rebelez, as provided in the Summary Compensation Table, was $11,298,729. However, Mr. Rebelez was appointed CEO effective June 24, 2019, less than the full 2020 fiscal year, and as such, annualizing his salary of $791,667 as set forth therein, to his full base salary of $950,000, arrives at a value of $11,457,062 for purposes of calculating the "pay ratio." The annual total compensation of our median employee, a part-time store employee located in rural Illinois, was $16,938, which was calculated using the same methodology as required by the Summary Compensation Table. Therefore, the ratio of the annual total compensation of our CEO to that of our median employee for the 2020 fiscal year was approximately 676:1.

          Mr. Rebelez's total compensation for the 2020 fiscal year included several one-time, non-recurring items related to his transition as CEO, including relocation expenses and a "make-whole" and strategic equity award. Excluding these one-time, non-recurring items, his compensation would have been $4,771,259, resulting in a "pay ratio" of 281:1, which the Company believes is a more accurate reflection of the relationship of Mr. Rebelez's annual total compensation to that of our median compensated employee.

          To determine the median employee (excluding our CEO), we used April 30, 2020 as the determination date, and we ranked each employee (other than our CEO) based on total gross wages received (as reflected in the Company's payroll records) with respect to the 12-month period beginning on May 1, 2019, and ending on April 30, 2020. Compensation for permanent employees who did not work the entire measurement period was annualized; however, no other exemptions, assumptions, adjustments or estimates were used.

          Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

 EQUITY COMPENSATION PLAN INFORMATION

          The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of April 30, 2020, which include the 2009 Stock Incentive Plan and the 2018 Stock Incentive Plan. All such plans have been approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	495,047	$44.39(1)	2,618,194	(2)
Equity compensation plans not approved by security holders

Total	495,047	$44.39(1)	2,618,194	(2)

(1)
Only option awards were used in computing the weighted-average price.

(2)
This amount represents shares of Common Stock available for issuance under the 2018 Stock Incentive Plan. Awards available for grant include stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based and equity-related awards, as defined in the 2018 Stock Incentive Plan.

 DIRECTOR COMPENSATION

          The Compensation Committee regularly reviews director compensation and seeks to compensate our directors in a manner that attracts and retains highly qualified directors and aligns the interests of our directors with those of our shareholders.

          The compensation program compensates our directors for their Board service for the period between annual shareholders' meetings, which are typically held in September of each year. Directors elected to the board, or appointed to committees or chair positions after the start of such period, receive prorated compensation. Only non-employee directors receive compensation for their service on the Board.

          For the 2020 fiscal year, each non-employee director received an annual Board retainer with a total value of $195,000, consisting of approximately $80,000 in cash and approximately $115,000 in equity. An additional annual cash retainer was paid to the Board Chair in the amount of $130,000, and to each individual committee chair/member as follows:

Committee Retainers	Chair	Member
Audit Committee	$32,500	$15,000
Compensation Committee	$25,000	$10,000
Nominating and Corporate Governance Committee	$20,000	$8,000
Risk Committee	$20,000	$8,000

          Cash retainer fees are paid on an annual basis, in advance. The equity portion is granted on an annual basis at the time of our annual shareholders' meeting in the form of restricted stock units ("RSUs"), which vest at our next annual shareholders' meeting, subject to each director's continued service as a director.

          During the 2020 fiscal year, certain directors also received a one-time cash payment to compensate them for their service on a special-purpose CEO search committee formed by the Board (the "Search Committee"), which resulted in Mr. Rebelez's hiring as the Company's President/CEO. The Chair of the Search Committee received a cash payment of $25,000 and each other member of the Search Committee received a cash payment of $15,000.

          Our directors also receive the following benefits: (i) reimbursement for travel and other necessary business expenses; (ii) coverage under the Company's group life insurance plan, with coverages of up to $50,000 for each non-employee director; and (iii) reimbursement up to a maximum of $10,000 per year for costs associated with continuing education relating to corporate governance matters.

          The following table summarizes the compensation paid to the Company's non-employees directors during the 2020 fiscal year:

Director Compensation Table

Director	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
H. Lynn Horak	$232,898	$115,102	$83	$348,083
Diane C. Bridgewater	$104,898	$115,102	$83	$220,083
Donald E. Frieson	$107,898	$115,102	$83	$223,083
Cara K. Heiden	$135,398	$115,102	$83	$250,583
David K. Lenhardt	$104,898	$115,102	$83	$220,083
Larree M. Renda	$127,898	$115,102	$83	$243,083
Judy K. Schmeling	$139,898	$115,102	$83	$255,083
Allison M. Wing	$97,898	$115,102	$83	$213,083

(1)
Each non-employee director received approximately $195,000 in total compensation for the 2020 fiscal year, consisting of $80,000 in cash and $115,000 in equity, plus certain additional cash retainers for service on committees as members and chairs and for service as Board Chair. The directors received their equity as RSUs that vest in full on the date of the 2020 Annual Meeting.

(2)
Ms. Schmeling served as Chair of the Search Committee, and Ms. Heiden, Ms. Renda and Mr. Horak served as members of the Search Committee.

(3)
The amounts reported for stock awards represent the aggregate grant date fair value of 688 RSUs. The RSU awards will cliff-vest on the date of the 2020 Annual Meeting, subject, in each case, to continued service as a director. The actual value, if any, that is realized by a director from an RSU award, will depend on the market price of Common Stock on the applicable vesting date. For information about the financial reporting of the RSUs granted in the 2020 fiscal year, see Note 4 to the Company's consolidated financial statements included in the Company's Form 10-K filing with respect to the 2020 fiscal year.

At the end of the 2020 fiscal year, each director held 688 RSUs.

(4)
Amounts included in this column represent life insurance premiums.

Certain Relationships and Related Transactions

          The Company has a written policy requiring the disclosure to and approval by the Audit Committee of certain "related party transactions" in which the Company is a participant that may be required to be disclosed under Item 404 of Regulation S-K. For this purpose, "related parties" include all directors, executive officers and any director nominee (and their immediate family members), and any holder of more than 5% of the Common Stock (and their immediate family members). For the purposes of the Company's policy, a "related party transaction" generally is any transaction in which (i) the aggregate amount involved will or may be expected to exceed $75,000 in any fiscal year, (ii) the Company is a participant, and (iii) any "related party" has or will have a direct or indirect interest, in each case, subject to certain pre-approved exceptions set forth in the policy.

          Under the policy, each director and executive officer shall identify to the Chair of the Audit Committee any related party transaction for which he or she may be a related party, along with any requested supplemental information. The Audit Committee will review the material facts of all related party transactions that require the Committee's approval and either approve or disapprove of the same, or if advance approval is not feasible, consider whether to ratify the same. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is in the best interests of the Company, whether it is on non-preferential terms, and the extent of the related party's interest in the transaction. No director may participate in any discussion or approval of a transaction for which he or she is a related party, except that the director must provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board. The Audit Committee did not review or approve any related party transactions during the 2020 fiscal year.

          In 1997, the Company established a Non-Qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of two former officers and directors, Ronald M. Lamb and Donald F. Lamberti, a founder of the Company and the father of former director Jeffrey M. Lamberti. The SERP provides for the payment of an annual retirement benefit to the specified officers for the earlier of a period of 20 years or until their death, after which such benefits are to be paid, in each case, to the officer's spouse for a period ending on the 20th anniversary of the officer's retirement or the spouse's death, whichever occurs first. Mr. Lamb's spouse and Donald F. Lamberti participate in the SERP and receive annual retirement benefits of $350,000 and $275,000, respectively.

          Under the employment agreement with our former Chief Executive Officer and Board Chair, Mr. Myers, commencing on January 1, 2017 and continuing for a period until the earlier of ten years thereafter or the death of Mr. Myers and his spouse, the Company will pay an annual retirement benefit to Mr. Myers (or his spouse, in the event of his death during said period) equal to $330,000 per year.

          The Separation Agreement with Mr. Handley, dated May 31, 2019, provided that (a) he will receive continued payment of his base salary for a period of 18 months following his separation, in accordance with the severance provisions in his employment agreement, (b) his outstanding RSUs and PSUs that were granted to him on or after July 14, 2017 will continue to vest pursuant to the provisions set forth in the applicable award agreements (while forfeiting any other outstanding equity-based awards that were unvested as of June 23, 2019), and (c) he would provide consulting services to the Company during the six months following his separation in exchange for a lump-sum cash payment equal to six months' of his base salary, or $462,500. In addition, the Company assigned the life insurance policy provided under Mr. Handley's employment agreement to him in accordance with the terms of the agreement.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee operates under a Charter approved by the Board of Directors. All members of the Audit Committee are "independent", as defined by the SEC as well as the applicable Nasdaq Listing Standards.

          The Audit Committee reviews the Company's financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accounting firm, KPMG LLP ("KPMG"), is responsible for expressing an opinion as to the fairness of the financial statements and the conformity of those audited financial statements with U.S. generally accepted accounting principles. Additionally, KPMG expresses an opinion on whether the Company maintained, in all material respects, effective internal control over financial reporting.

          In this context, the Audit Committee has met and held discussions with management, internal audit, and KPMG. Management represented to the Committee that the Company's audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG. The Committee also discussed with KPMG matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Committee also has received and reviewed written disclosures and the letter from KPMG related to independence as required by the applicable requirements of the PCAOB, has discussed with KPMG the firm's independence, and has considered whether the provision of non-audit services by KPMG, and the fees paid for such services, are compatible with maintaining its independence.

          In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended April 30, 2020.

AUDIT COMMITTEE
Cara K. Heiden, Chair Diane C. Bridgewater David K. Lenhardt Judy A. Schmeling

          Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Subject to shareholder ratification, the Audit Committee has appointed KPMG to audit the consolidated financial statements of the Company for the 2021 fiscal year. The Company has used KPMG (and its predecessor firms) as the Company's independent registered public accounting firm since the 1988 fiscal year. Ratification requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. Abstentions will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote. If the shareholders do not ratify this appointment, the Audit Committee will consider the matter of the appointment of the independent registered public accounting firm.

          The Board of Directors recommends that shareholders vote FOR such ratification.

          Representatives of KPMG will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit.

Independent Auditor Fees

          The following table sets forth the aggregate fees billed to the Company and subsidiaries for the last two fiscal years ended April 30, 2020 and April 30, 2019 by the Company's independent registered public accounting firm, KPMG:

	2020	2019
Audit Fees(1)	$990,989	$2,037,354
Audit-Related Fees(2)	$4,900	$17,500
Tax Fees(3)	$175,477	$41,961
All Other Fees(4)	$1,780	$1,780

	$1,173,146	$2,098,595

(1)
Audit fees primarily relate to (i) the audit of our consolidated financial statements for the indicated fiscal years, (ii) the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) the reviews of our unaudited consolidated condensed interim financial statements during the indicated fiscal years, (iv) for the 2019 fiscal year, a Form S-8 consent and a real time assessment of the Company's enterprise resource planning system implementation and related audit scope changes.

(2)
Audit-related fees relate to (i) fees for buy-side financial due diligence services, and (ii) for the 2019 fiscal year, the audit of the Company's 401(k) plan.

(3)
Fees for general tax consulting and assistance with certain responses to taxing authorities.

(4)
Costs with respect to an accounting research tool.

          The chair of the Audit Committee has advised the Board that the Audit Committee has determined the non-audit services rendered by KPMG during the Company's most recent year are compatible with maintaining the independence of the auditors.

          Prior to the issuance of its audit report, KPMG communicated (i) its responsibility under existing auditing standards generally accepted in the United States of America, (ii) all critical accounting policies and practices used by the Company, and (iii) other significant written communication between KPMG and management of the Company.

Pre-Approval Procedures

          Under its charter, the Audit Committee shall pre-approve all audit and any permitted non-audit services provided to the Company by the independent registered public accounting firm and the fees to be paid for those services. The Audit Committee may delegate authority to subcommittees (consisting of one or more members) to grant pre-approvals of certain audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm to the Company during the 2020 fiscal year were pre-approved by the Audit Committee or its chair pursuant to delegated authority.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

          The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. We provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our named executive officers, as disclosed in this Proxy Statement. This "say-on-pay" proposal is intended to provide shareholders with the opportunity to express their views on our compensation decisions and policies regarding our named executive officers. In prior years, our shareholders have expressed strong support through this "say-on-pay" vote, including at our annual shareholders' meeting in September 2019, at which our named executive officers' compensation received approval of over 97% of the votes cast.

          As described in the section named "Compensation Discussion and Analysis", our executive compensation program is designed to closely align the interests of our named executive officers with the interests of shareholders, and to balance long-term performance with shorter-term goals. The program maintains a strong link between executive pay and our long-term financial performance, including by subjecting 75% of annual long-term incentive compensation to achievement of performance goals over a three-year period. The Compensation Committee believes its compensation decisions for the 2020 fiscal year appropriately compensate the named executive officers for the Company's performance and are closely aligned with the long-term interests of our shareholders.

          In view of the foregoing and in accordance with Section 14A of the Exchange Act, the Company is asking shareholders to approve the following resolution:

  RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's named executive officers described in the Proxy Statement for the 2020 annual shareholders' meeting, including the compensation discussion and analysis, the compensation tables, and the narrative executive compensation disclosures contained in the Proxy Statement.

          Shareholders may vote FOR, AGAINST or ABSTAIN on this item. Because your vote is advisory, it will not be binding on the Company, and will not overrule any decision by the Board or require the Board to take any particular action. However, the Board values the views of shareholders on executive compensation matters, and will consider the outcome of this vote when considering future executive compensation arrangements for the named executive officers.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS ADVISORY RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

 ANNUAL REPORTS

          The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2020, are available at http://materials.proxyvote.com/147528. The Annual Report, including consolidated financial statements, does not form a part of the material for the solicitation of proxies.

          The Company will provide without charge to each shareholder, on written request, a copy of the Company's Annual Report on Form 10-K for the year ended April 30, 2020, including the consolidated financial statements and schedules thereto, filed with the SEC. If a shareholder requests copies of any exhibits to the Form 10-K, the Company may require the payment of a fee covering its reasonable expenses. A written request should be addressed to Julia L. Jackowski, Chief Legal Officer and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

SHAREHOLDERS SHARING AN ADDRESS

          Shareholders sharing an address with another shareholder may receive only one Notice of Internet Availability of Proxy Materials, or single copies of this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2020, as applicable, at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials, or separate copies of this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2020, as applicable, now or in the future may write or call Broadridge to request a separate copy from: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, NY 11717; (866) 540-7095.

          Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or a separate copy of this Proxy Statement and our Annual Report to Shareholders for the year ended April 30, 2020, as applicable, to any shareholder at a shared address to which only a single copy was delivered. Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company's Notice of Internet Availability of Proxy Materials, or multiple copies of this Proxy Statement and our Annual Report to Shareholders for the year ended April 30, 2020, as applicable, may write or call the above address and phone number to request delivery of a single copy in the future.

SUBMISSION OF SHAREHOLDER PROPOSALS

          Any proposal which a shareholder intends to present at the annual meeting of shareholders for the Company's 2021 fiscal year must be received by the Company by March 24, 2021 in order to be eligible for inclusion in the Company's proxy statement and proxy card relating to such meeting, unless the date of the 2021 annual meeting is changed by more than 30 days from September 2, 2021, in which case the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2021 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable SEC regulations governing the solicitation of proxies.

          Separate and apart from, and in addition to, the above SEC requirements governing notice of shareholder proposals to be included in the Company's proxy statement are the Company's advance notice requirements, as set forth in the Bylaws. Under the Bylaws, a shareholder may bring other business before the 2021 annual meeting of shareholders only by delivering written notice to the Corporate Secretary not earlier than May 5, 2021, and not later than June 4, 2021. However, if the date of the 2021 annual meeting is more than 30 days before September 2, 2021, or more than 60 days after September 2, 2021, written notice must be provided not less than 90 days nor more than 120 days prior to the date of the 2021 annual meeting or, if the first public announcement of the date of such advanced or delayed annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. Among other requirements, the notice must set forth certain information concerning such shareholder and all persons or entities acting in concert with the shareholder, including their names, addresses and number of shares owned of record, rights to acquire shares and other derivative securities or short interests held, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, a description of all arrangements or understandings between such shareholder and any other persons in connection with the proposal of such business, a representation that such shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such business before the meeting and such other information regarding the proposal as would be required to be included in a proxy statement filed with the SEC. The chair of the meeting may determine that particular items of business were not properly brought before the annual meeting in accordance with the Bylaws, in which case any such business shall not be transacted.

          A shareholder proposing business to be conducted at an annual meeting or nominees for election to the Board of Directors at an annual meeting must be a shareholder of the Company both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any shareholder desiring a copy of the Bylaws will be furnished a copy without charge upon written request addressed to Julia L. Jackowski, Chief Legal Officer and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

 PROXY SOLICITATION

          The Company will pay all solicitation expenses in connection with this Proxy Statement and related Company proxy soliciting material, including the expense of preparing, printing, assembling, mailing and otherwise making available this Proxy Statement and any other material used in the Company's solicitation of proxies. We have retained Morrow Sodali to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $15,000, plus associated costs and expenses. Certain directors, executive officers and other employees, on behalf of the Company and without additional compensation, may also solicit proxies personally, by telephone, fax, email or other electronic means. Shareholders may also be solicited by means of press releases issued by the Company and posted on its website.

          The Company will request banks, brokers and other custodians, Nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

OTHER MATTERS

          So far as the Board and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

By Order of the Board of Directors,

Julia L. Jackowski Chief Legal Officer and Secretary
July 22, 2020

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN YOUR PROXY CARD AND RETURN IT PROMPTLY OR OTHERWISE VOTE BY TELEPHONE OR THE INTERNET, AS DESCRIBED ABOVE.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on September 1, 2020 for shares held directly and by 11:59 p.m. Eastern Time on August 28, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CASY2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on September 1, 2020 for shares held directly and by 11:59 p.m. Eastern Time on August 28, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CASEY'S GENERAL STORES, INC. ATTN: JULIE JACKOWSKI ONE SE CONVENIENCE BLVD., P.O. BOX 3001 ANKENY, IA 50021-8045 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D20533-P42454 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CASEY'S GENERAL STORES, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Dir ectors to serve until the next Annual Shareholders' Meeting and until their successors are elected and qualified. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. 1a. H. Lynn Horak For Against Abstain ! ! ! 1b. Diane C. Bridgewater 2. To r a t i f y t h e a p p o i n t m e n t o f K P M G L L P a s t h e independent registered public accounting firm of the Company for the fiscal year ending April 30, 2021. 1c. David K. Lenhardt ! ! ! 3. To hold an advisory vote on our named executive officer compensation. 1d. Darren M. Rebelez 1e. Larree M. Renda NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. 1f. Judy A. Schmeling 1g. Allison M. Wing Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D20534-P42454 CASEY'S GENERAL STORES, INC. Annual Meeting of Shareholders September 2, 2020 9:00 AM Central Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) H. Lynn Horak and Darren M. Rebelez or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CASEY'S GENERAL STORES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held via live webcast at 9:00 AM, Central Time on September 2, 2020, at www.virtualshareholdermeeting.com/CASY2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side